EXHIBIT 10.3

AGREEMENT AND PLAN OF MERGER

by and among

ZOLL MEDICAL CORPORATION,

(the “Parent”)

REV ACQUISITION CORPORATION,

(“MergerSub”)

REVIVANT CORPORATION,

(the “Company”)

and

With respect to Sections 4, 13 and 14 only

The Parties Listed on Schedule A hereto

(the “Stockholders’ Representative”)

August 13, 2003

AGREEMENT AND PLAN OF MERGER

(i)

SECTION 6. INTENTIONALLY OMITTED		18

SECTION 7. COVENANTS OF THE COMPANY		18
7.1	Making of Covenants and Agreements	18
7.2	Conduct of Business	18
7.3	Preservation of Business	19
7.4	Authorization from Others	19
7.5	Notice of Default	20
7.6	Consummation of Agreement	20
7.7	Parent Access to the Company	20
7.8	Cooperation of the Company	20
7.9	No Solicitation of Other Offers	20
7.10	Confidentiality	20
7.11	Regulatory Matters	21
7.12	Delivery of Financial Statements	21
7.13	Supplements to Schedules	21
7.14	Officers’ and Directors’ Insurance	22
7.15	Intellectual Property	22

SECTION 8. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB		22
8.1	Making of Representations and Warranties	22
8.2	Organization, Good Standing and Qualification	22
8.3	Authorization	22
8.4	Consents	23
8.5	Finder’s Fee	23
8.6	Filings with the Securities and Exchange Commission	23
8.7	Stockholder Approvals	23
8.8	Absence of Changes	23

SECTION 9. INTENTIONALLY OMITTED		24

SECTION 10. CONDITIONS TO CLOSING		24
10.1	Conditions to Parent’s and MergerSub’s Obligations to Close	24
10.2	Conditions to Company’s Obligations to Close	25

SECTION 11. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING		25
11.1	General Rights And Obligations	25
11.2	Tax Matters	25
11.3	Registration of Parent Common Stock	25
11.4	Nasdaq National Market Listing	29

(ii)

11.5	Company Stockholder Documents	29
11.6	Certain Employee Benefit Matters	30

SECTION 12. TERMINATION OF AGREEMENT		30
12.1	Termination	30
12.2	Effect of Termination	31
12.3	Right to Proceed	31

SECTION 13. INDEMNIFICATION		31
13.1	Indemnification by Stockholders	31
13.2	Indemnification by ZOLL	31
13.3	Indemnification Procedures	32
13.4	Limitations on Indemnification	32
13.5	Setoff	33
13.6	Sole Remedy	33

SECTION 14. MISCELLANEOUS		33
14.1	Fees and Expenses	33
14.2	Governing Law	34
14.3	Notices	34
14.4	Entire Agreement	35
14.5	Assignability; Binding Effect	35
14.6	Captions and Gender	35
14.7	Execution in Counterparts	35
14.8	Amendments	35
14.9	Publicity and Disclosures	35
14.10	Dispute Resolution	36
14.11	Specific Performance	37
14.12	Reportable Transactions	37

(iii)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER entered into as of August 13, 2003 by and among ZOLL Medical Corporation, a Massachusetts corporation (the “Parent”), Rev Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent (“MergerSub” and together with the Parent, “ZOLL”), Revivant Corporation, a Delaware corporation (the “Company”), and with respect to Sections 4, 13 and 14 only, the persons whose names are set forth on Schedule A attached hereto (collectively the “Stockholders’ Representative”).

WHEREAS, the Parent desires to acquire the Company through a merger of MergerSub with and into the Company;

WHEREAS, the respective Boards of Directors of the Company, the Parent and MergerSub each have determined that it is in the best interests of their respective stockholders and advisable for the MergerSub to merge with and into the Company, on the terms and subject to the conditions of this Agreement;

WHEREAS, in accordance with Sections 251 and 228 of the General Corporation Law of the State of Delaware (the “DGCL”), each of MergerSub and the Company has received the requisite written consent of their respective stockholders to enter into this Agreement and to consummate the transactions contemplated hereby; and

WHEREAS, this Agreement is binding on all the holders of the Company’s capital stock (herein collectively referred to as the “Stockholders” and individually as a “Stockholder”) as if each Stockholder were a signatory hereto.

NOW, THEREFORE, based upon the above premises and in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

SECTION 1. THE MERGER; EFFECTIVE TIME; CLOSING

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), MergerSub and the Company shall consummate a merger (the “Merger”) in which (a) MergerSub shall be merged with and into the Company and the separate corporate existence of the Company shall thereupon cease, and (b) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all of the rights, properties, liabilities and obligations of MergerSub in accordance with the DGCL.

1.2 Effective Time. Subject to the provisions of this Agreement, ZOLL and the Company shall cause the Merger to be consummated by filing on the Closing Date (as defined in Section 1.3) a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”) which shall have been duly filed with the Secretary of State of the State of Delaware.

1.3 Closing. The closing of the Merger (the “Closing”) shall take place at 11:00 a.m. on October 4, 2004 at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, or on the third business day following the day on which all of the conditions to each party’s obligations hereunder required to be performed prior to Closing have been satisfied or waived (except with respect to those conditions which by their terms are to be satisfied at Closing), or at such other place, day or time as ZOLL, the Company and the Stockholders’ Representative may agree (the “Closing Date”).

1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.5 Further Assurances. The Company from time to time after the Closing Date and at the request of the Parent and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as the Parent may reasonably require to fully implement the provisions of this Agreement.

SECTION 2. CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

2.1 Certificate of Incorporation and By-laws. The Certificate of Merger shall provide that at the Effective Time, (a) the Surviving Corporation’s Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in MergerSub’s Certificate of Incorporation, except for Article I thereof, which shall continue to read “The name of the corporation is ‘Revivant Corporation’” and (b) MergerSub’s By-laws in effect immediately prior to the Effective Time shall be Surviving Corporation’s By-laws; in each case until amended in accordance with the DGCL.

SECTION 3. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1 Directors. The Board of Directors of MergerSub immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation as of the Effective Time.

3.2 Officers. The officers of MergerSub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

SECTION 4. MERGER CONSIDERATION; CANCELLATION OF SHARES IN THE MERGER.

4.1 Share and Cash Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. The manner of receiving cash in the Merger, and the manner of converting or canceling shares of the Company in the Merger, shall be as set forth in this Section 4. By virtue of the Merger, and without any further action on the part of any party hereto or holder thereof, all issued and outstanding shares of the Company’s capital stock (other than (i) any Company Shares (as defined below) to be cancelled pursuant to Section 4.1(e) (including all shares of Series F Preferred Stock, par value $0.01 per share, of the Company issued and outstanding as of the Effective Time (the “Series F Shares”), all Series E Shares (as defined below) purchased by the Parent or any direct or indirect wholly-owned subsidiary of the Parent, if any, pursuant to the co-funding provisions of Section 3.6 of that certain Master Agreement by and among the Parent, MergerSub and the Company (the “Master Agreement”), and Company Common Shares (as defined below) issued upon conversion of such shares (collectively, the “ZOLL Non-Converted Shares”)) and (ii) any Dissenting Shares (as defined below) shall be cancelled and retired as of the Effective Time and converted solely into the right to receive in the aggregate the Initial Merger Consideration (as defined in Section 4.1(a)), the Contingent Clinical Milestone Consideration (as defined in Section 4.1(b)), and the Contingent Revenue Milestone Consideration (as defined in Section 4.1(c)). The Initial Merger Consideration, the Contingent Clinical Milestone Consideration and the Contingent Revenue Milestone Consideration, are hereinafter collectively referred to as the “Merger Consideration.”

(a) Initial Merger Consideration. The aggregate initial merger consideration shall consist of (x) Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000) in cash (the “Initial Cash Consideration”) and (y) that number of shares of common stock, par value $0.02 per share, of the Parent (the “Parent Common Stock”) equal to Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000) divided by the Closing Exchange Price of the Parent Common Stock (the “Initial Parent Stock Consideration,” and together with the Initial Cash Consideration, the “Initial Merger Consideration”). As used herein, the term “Closing Exchange Price” shall mean the mean average of the closing prices of a share of Parent Common Stock for the sixty (60) trading days ending on the business day that is three (3) business days immediately prior to the Closing Date, as reported on the Nasdaq National Market. The Initial Merger Consideration shall be allocated among and payable to the holders of the Preferred Shares (as defined in Section 4.1(e) below) and the holders of the Company Common Shares (as defined in Section 4.1(a)(v) below) as follows:

(i) First, that portion of the Initial Merger Consideration equal to the Stockholders’ Obligations (as defined below) then outstanding shall be paid to, or at the direction of, the Stockholders’ Representative solely to be used to satisfy in full said Stockholders’ Obligations. As used herein, the term “Stockholders’ Obligations” shall mean the following liabilities, obligations and responsibilities of the Stockholders: 1) all obligations under the Company’s 2003 Executive Retention Program (the “Executive Retention Program”), 2) all obligations under the Company’s 2003 Employee Retention Program (the “Employee Retention Program,” and together with the Executive Retention Program, the “Retention Programs”), 3) all obligations accruing after the Closing with respect to any severance obligations entered into prior to the Closing; provided, however, that any severance obligation that becomes payable after the Closing due to actions taken after the Closing by the Surviving Corporation shall not be deemed part of the Stockholders’ Obligations, 4) all fees and expenses whenever accruing, payable to SG Cowen under the engagement letters between the Company and SG Cowen dated January 23, 2003 and February 25, 2003, as amended from time to time, 5) all payments and expenses, including indemnification payment, related to the bonus agreement between the Company and Kenneth Ludlum dated July 25, 2003, other than the compensation expenses set forth in Section 2 thereof, and 6) all fees and expenses payable by the Stockholders pursuant to this Agreement or the other agreements entered into in connection herewith, including the expenses of the Stockholders’ Representative. The payment of the amount of said Stockholders’ Obligations then outstanding (the “Initial Stockholders’ Obligations Amount”) shall be made as follows: (x) a cash payment equal to the lesser of (A) the Initial Stockholders’ Obligations Amount and (B) the total Initial Cash Consideration, and (y) that number of shares of Parent Common Stock equal to any portion of the Initial Stockholders’ Obligations Amount not paid in cash under Section 4.1(a)(i)(x), divided by the Closing Exchange Price. Notwithstanding the foregoing, at the sole discretion of the Stockholders’ Representative, any portion of the cash payment provided for in Section 4.1(a)(i)(x) may, in lieu of being paid in cash, be paid in shares of Parent Common Stock as provided in Section 4.1(a)(i)(y). The Stockholders’ Representative shall provide Parent a list showing each stockholder, their address, their taxpayer identification or social security number, as applicable, and the number of shares of Parent Common Stock to be issued to such person or entity at least 10 days prior to the issuance of any Parent Common Stock hereunder.

(ii) Second, shares of Series G Preferred Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time (the “Series G Shares”) (whether held by Parent or another party) shall, by virtue of the Merger, be entitled to receive in the aggregate (x) that portion of the Initial Cash Consideration equal to the lesser of (A) one-half of the aggregate Series G Liquidation Amount (as defined in the Company’s Amended and Restated Certificate of Incorporation (the “Company’s Charter”)) attributable to the Series G Shares (the “Series G Liquidation Preference”) or (B) the total Initial Cash Consideration less that amount of the Initial Cash Consideration payable under Section 4.1(a)(i)(x), plus (y) that number of shares of the Initial Parent Stock Consideration equal to the lesser of (A) the amount by which the Initial Cash Consideration payable under Section 4.1(a)(ii)(x) is less than the amount which is one-half of the Series G Liquidation Preference, plus one-half of the Series G Liquidation Preference, such sum divided by the Closing Exchange Price or (B) the total number of shares constituting the Initial Parent Stock Consideration less that number of shares of Initial Parent Stock Consideration payable under Section 4.1(a)(i)(y). Each Series G Share will be entitled to receive that portion of the total Initial Cash Consideration and Initial Parent Stock Consideration attributable to the Series G Shares in the aggregate, divided by the number of Series G Shares outstanding at the Effective Time. The amount of Initial Merger Consideration to be received by each holder of Series G Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating all of the Initial Cash Consideration and the Initial Stock Consideration, as applicable, to be received by the holder of such Series G Shares pursuant to this Section 4.1(a)(ii).

(iii) Third, shares of Series E Preferred Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time (the “Series E Shares”) (other than Series E Shares purchased by the Parent or any direct or indirect wholly-owned subsidiary of the Parent, if any, whether or not transferred) (the “Non-ZOLL Series E Shares”) shall, by virtue of the Merger, be entitled to receive in the aggregate (x) that portion of the Initial Cash Consideration equal to the lesser of (A)

one-half of the aggregate Series E Liquidation Amount (as defined in Section 2(a)(iii) of the Company’s Charter) attributable to the Non-ZOLL Series E Shares (the “Non-ZOLL Series E Section 2(a) Liquidation Preference”) or (B) the total Initial Cash Consideration less that amount of the Initial Cash Consideration payable under Sections 4.1(a)(i)(x) and 4.1(a)(ii)(x), plus (y) that number of shares of the Initial Parent Stock Consideration equal to the lesser of (A) the amount by which the Initial Cash Consideration payable under Section 4.1(a)(iii)(x) is less than the amount which is one-half of the Non-ZOLL Series E Liquidation Preference, plus one-half of the Non-ZOLL Series E Section 2(a) Liquidation Preference, such sum divided by the Closing Exchange Price or (B) the total number of shares constituting the Initial Parent Stock Consideration less that number of shares of Initial Parent Stock Consideration payable under Sections 4.1(a)(i)(y) and 4.1(a)(ii)(y). Each Non-ZOLL Series E Share will be entitled to receive that portion of the total Initial Cash Consideration and Initial Parent Stock Consideration attributable to the Non-ZOLL Series F Shares in the aggregate, divided by the number of Non-ZOLL Series E Shares outstanding at the Effective Time. The amount of Initial Merger Consideration to be received by each holder of Non-ZOLL Series E Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating all of the Initial Cash Consideration and the Initial Stock Consideration as applicable, to be received by the holder of such Non-ZOLL Series E Shares pursuant to this Section 4.1(a)(iii).

(iv) Fourth, shares of the Series A Preferred Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time (the “Series A Shares”), the Series B Preferred Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time (the “Series B Shares”), the Series C Preferred Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time (the “Series C Shares”) and the Series D Preferred Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time (the “Series D Shares,” and together with the Series A Shares, the Series B Shares and the Series C Shares, the “Series A-D Shares”) shall, by virtue of the Merger, be entitled to receive in the aggregate (x) that portion of the Initial Cash Consideration equal to the lesser of (A) one-half of the sum of the aggregate Series A liquidation amount plus the aggregate Series B liquidation amount plus the aggregate Series C liquidation amount plus the aggregate Series D liquidation amount (in each case, as specified in Section 2(a) of the Company’s Charter) attributable to the Series A-D Shares (the “Series A-D Section 2(a) Liquidation Preference”) or (B) the total Initial Cash Consideration less that amount of the Initial Cash Consideration payable under Sections 4.1(a)(i)(x), 4.1(a)(ii)(x) and 4.1(a)(iii)(x), plus (y) that number of shares of the Initial Parent Stock Consideration equal to the lesser of (A) the amount by which the Initial Cash Consideration payable under Section 4.1(a)(iv)(x) is less than the amount which is one-half of the Series A-D Section 2(a) Liquidation Preference, plus one-half of the Series A-D Section 2(a) Liquidation Preference, such sum divided by the Closing Exchange Price or (B) the total number of shares constituting the Initial Parent Stock Consideration less that number of shares of Initial Parent Stock Consideration payable under Sections 4.1(a)(i)(y), 4.1(a)(ii)(y) and 4.1(a)(iii)(y). The aggregate amount of the Initial Cash Consideration and Initial Parent Stock Consideration payable pursuant to this Section 4.1(a)(iv) shall be distributed ratably among the holders of the Series A Shares, the Series

B Shares, the Series C Shares and the Series D Shares in proportion to the aggregate preferential amounts owed such holders in accordance with Section 2(a) of the Company’s Charter. Each Series A-D Share will be entitled to receive that portion of the total Initial Cash Consideration and Initial Parent Stock Consideration attributable to its respective series of Preferred Shares in the aggregate, divided by the number of shares of its respective series of Preferred Shares outstanding at the Effective Time. The amount of Initial Merger Consideration to be received by each holder of Series A-D Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating all of the Initial Cash Consideration and the Initial Stock Consideration as applicable, to be received by the holder of such Series A-D Shares pursuant to this Section 4.1(a)(iv).

(v) Fifth, the Series D Shares, the Non-ZOLL Series E Shares and the shares of Common Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time (the “Company Common Shares”) other than Company Common Shares purchased by the Parent or any direct or indirect wholly-owned subsidiary of the Parent, if any, whether or not transferred, as a result of conversion of Series E Shares or Series F Shares (the “Non-ZOLL Common Shares”) shall, by virtue of the Merger, be entitled to receive in the aggregate all remaining portions of the Initial Merger Consideration; provided, however, that the amount of the Initial Cash Consideration and the Initial Parent Stock Consideration payable pursuant to this Section 4.1(a)(v) shall be distributed among the holders of Series D Shares, Non-ZOLL Series E Shares and Non-ZOLL Common Shares pro rata based on the number of Non-ZOLL Common Shares held by each (assuming conversion of all such Series D Shares and Non-ZOLL Series E Shares into Non-ZOLL Common Shares in accordance with the Company’s Charter); provided, further, however, that the holders of Series D Shares or Non-ZOLL Series E Shares shall cease receiving any payments pursuant to this Section 4.1(a)(v) once each Series D Share and Non-ZOLL Series E Share has received aggregate Merger Consideration (whether pursuant to Sections 4.1(a)(iii), 4.1(a)(iv), 4.1(a)(v), 4.1(b), 4.1(c) or 4.1(d)) equal to Two Dollars and 70/100 ($2.70) (which shall be determined by valuing any Parent Common Stock received as Merger Consideration at the Closing Exchange Price, regardless of its market value when actually issued or delivered) (the “Series D-E Additional Preference”), and thereafter, the holders of the Non-ZOLL Common Shares shall receive all remaining portions of the Initial Merger Consideration (which shall be distributed among the holders of Non-ZOLL Common Shares pro rata based on the number of Non-ZOLL Common Shares held by each). Each Series D Share, Non-ZOLL Series E Share and Non-ZOLL Common Share will be entitled to receive that portion of the Initial Cash Consideration and Initial Parent Stock Consideration attributable to its respective series of Preferred Shares or Non-ZOLL Common Shares, as applicable, in the aggregate, divided by the number of shares of its respective series of Preferred Shares or Non-ZOLL Common Shares outstanding at the Effective Time. The amount of Initial Merger Consideration to be received by each holder of Preferred Shares or Non-ZOLL Common Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating all of the Initial Cash Consideration and the Initial Stock Consideration as applicable, to be received by the holder of such Preferred Shares or Non-ZOLL Common Shares pursuant to this Section 4.1(a)(v). Notwithstanding the foregoing, any holder of Non-ZOLL Common

Shares who received under Section 4.1(a)(i) any amount of the Initial Merger Consideration pursuant to either of the Retention Programs (the amount so received by any such holder being hereinafter referred to as the “Retention Program Amount”) shall not be entitled to receive any portion of the Initial Merger Consideration pursuant to this Section 4.1(a)(v) unless and to the extent set forth in the respective Award Agreement issued pursuant to the Retention Programs.

(b) Contingent Clinical Milestone Consideration.

(i) If and to the extent the AHA Abstract Milestone, the Major Medical Journal Milestone, Additional Major Medical Journal Milestone, or the 2004 Abstracts Milestone (each as defined below) is achieved, then the Parent will pay in the aggregate to the holders of the Company’s capital stock outstanding as of the Effective Time (other than (i) Company Shares to be cancelled pursuant to Section 4.1(e) (including, without limitation, all ZOLL Non-Converted Shares)) additional Merger Consideration as described in Section 4.1(b)(ii) (the “AHA Abstract Consideration”), Section 4.1(b)(iii) (the “Major Medical Journal Consideration”), Section 4.1(b)(iv) (the “Additional Major Medical Journal Consideration”), or Section 4.1(b)(v) (the “2004 Abstracts Consideration,” and together with the AHA Abstract Consideration, the Major Medical Journal Consideration and the Additional Major Medical Journal Consideration, the “Contingent Clinical Milestone Consideration”), as the case may be. If any such Contingent Clinical Milestone Consideration is payable by the Parent, it will be paid in accordance with Section 4.2 within fifteen (15) days following the achievement of the respective Milestones. The AHA Abstract Milestone, the Major Medical Journal Milestone, the Additional Major Medical Journal Milestone, and the 2004 Abstracts Milestone shall collectively be referred to as the “Milestones.”

(ii) In the event the AHA Abstract Milestone is achieved on or before the 2005 Annual Meeting of the American Heart Association, then the Parent will pay in the aggregate as additional Merger Consideration (x) One Million and 00/100 Dollars ($1,000,000) in cash (the “AHA Abstract Cash Consideration”) plus (y) that number of shares of Parent Common Stock equal to One Million and 00/100 Dollars ($1,000,000) divided by the Closing Exchange Price of Parent Common Stock (the “AHA Abstract Stock Consideration,” and together with the AHA Abstract Cash Consideration, the “AHA Abstract Consideration”). As used herein, the term “AHA Abstract Milestone” shall have the meaning set forth on Schedule B attached hereto.

(iii) In the event that the Major Medical Journal Milestone is achieved on or before February 28, 2007, then the Parent will pay in the aggregate as additional Merger Consideration (x) the Adjusted Major Medical Journal Amount (as defined below) in cash (the “Major Medical Journal Cash Consideration”) plus (y) that number of shares of Parent Common Stock equal to the Adjusted Major Medical Journal Amount divided by the Closing Exchange Price of Parent Common Stock (the “Major Medical Journal Stock Consideration,” and together with the Major Medical Journal Cash Consideration, the “Major Medical Journal Consideration”). As used herein, the term “Adjusted Major Medical Journal Amount” means (A) Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000) if the Major Medical Journal

Milestone is achieved at any time during June 2006, (B) the sum of Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000) plus the product of Five Hundred Thousand Dollars ($500,000) multiplied by the number of months prior to June 2006 that the Major Medical Journal Milestone is achieved or (C) the difference between Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000) less the product of Five Hundred Thousand and 00/100 Dollars ($500,000) multiplied by the number of months after June 2006 that the Major Medical Journal Milestone is achieved. As used herein, the term “Major Medical Journal Milestone” shall have the meaning set forth on Schedule B attached hereto.

(iv) In the event that the Additional Major Medical Journal Milestone is achieved, then the Parent will pay in the aggregate as additional Merger Consideration (x) One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000) in cash (the “Additional Major Medical Journal Cash Consideration”) plus (y) that number of shares of Parent Common Stock equal to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000) divided by the Closing Exchange Price of Parent Common Stock (the “Additional Major Medical Journal Stock Consideration,” and together with the Additional Major Medical Journal Cash Consideration, the “Additional Major Medical Journal Consideration”). As used herein, the term “Additional Major Medical Journal Milestone” shall have the meaning set forth on Schedule B attached hereto.

(v) In the event that the 2004 Abstracts Milestone is achieved on or before November 30, 2004, then the Parent will pay in the aggregate as additional Merger Consideration (x) Five Hundred Thousand and 00/100 Dollars ($500,000) in cash (the “2004 Abstracts Cash Consideration”) plus (y) that number of shares of Parent Common Stock equal to Five Hundred Thousand and 00/100 Dollars ($500,000) divided by the Closing Exchange Price of Parent Common Stock (the “2004 Abstracts Stock Consideration,” and together with the 2004 Abstracts Cash Consideration, the “2004 Abstracts Consideration”). As used herein, the term “2004 Abstracts Milestone” shall have the meaning set forth on Schedule B attached hereto.

(c) Contingent Revenue Milestone Consideration.

(i) If and to the extent the FY 2005 Revenue Milestone, the FY 2006 Revenue Milestone and the FY 2007 Revenue Milestone, as applicable (each as defined below and together the “FY Revenue Milestones”)) are achieved, then the Parent will pay (in accordance with Sections 4.1(c)(v) and 4.2 hereof) to the holders of the Company’s capital stock outstanding as of the Effective Time (other than Company Shares to be cancelled pursuant to Section 4.1(e)) (including, without limitation, all ZOLL Non-Converted Shares) the additional Merger Consideration as described in Section 4.1(c)(ii) (the “Contingent FY 2005 Revenue Consideration”), Section 4.1(c)(iii) (the “Contingent FY 2006 Revenue Consideration”) or Section 4.1(c)(iv) (the “Contingent FY 2007 Revenue Consideration,” and together with the Contingent FY 2005 Revenue Consideration and the Contingent FY 2006 Revenue Consideration, the “Contingent Revenue Milestone Consideration”), as the case may be.

(ii) In the event the Parent achieves Consolidated Qualifying Revenues (as defined below) of over Six Million and 00/100 Dollars ($6,000,000) from the sale of Company Products (as defined below) during the Parent’s fiscal year ending October 2, 2005 (the “FY 2005 Revenue Milestone”), then the Parent will pay in the aggregate as additional Merger Consideration (x) one-half of the Excess FY 2005 Revenues (as defined below) in cash (the “FY 2005 Revenue Milestone Cash Consideration”) plus (y) that number of shares of Parent Common Stock equal to one-half of the Excess FY 2005 Revenues divided by the Closing Exchange Price of Parent Common Stock (the “FY 2005 Revenue Milestone Stock Consideration,” and together with the FY 2005 Revenue Milestone Cash Consideration, the “Contingent FY 2005 Revenue Consideration”). As used herein, the term “Consolidated Qualifying Revenues” shall mean consolidated revenue (as determined on the same basis as revenue is otherwise recognized by the Parent) from the sale of Company Products, exclusive of all bad debt, returns and allowances, sales tax, freight and shipping costs, distributor commissions, or other customary and ordinary direct sales costs (but not employee sales commissions). As used herein, the term “Company Products” shall mean (A) those products listed on Schedule 4.1(c) hereto and (B) any products that are substantially similar to and incorporate substantially the same technology as those products that are listed on Schedule 4.1(c); provided, however, that Company Products shall not include any other resuscitation products sold by the Parent (including without limitation defibrillators and ResQPOD products; provided, further, however, that in the event the Parent incorporates an external defibrillator into one or more Company Products (a “Combined Product”), then such Combined Product shall constitute a Company Product, but Consolidated Qualifying Revenues from any sale of a Combined Product shall be reduced by an amount equal to the average sales price (calculated on the same basis as used in determining Consolidated Qualifying Revenues) over the previous one year period of the Parent’s AED Plus defibrillator (or a successor product, if applicable) so incorporated into the Combined Product. As used herein, the term “Excess FY 2005 Revenues” shall mean the amount by which the Parent’s Consolidated Qualifying Revenues from the sale of Company Products during the Parent’s fiscal year ending October 2, 2005 (such amount being referred to as the “FY 2005 Revenues”) exceeds Six Million and 00/100 Dollars ($6,000,000).

(iii) In the event the amount of the Parent’s Consolidated Qualifying Revenues from the sale of Company Products during the fiscal year ending October 1, 2006 are greater then the FY 2005 Revenues (the “FY 2006 Revenue Milestone”), then the Parent will pay in the aggregate as additional Merger Consideration (x) one-half of the Excess FY 2006 Revenues (as defined below) in cash (the “FY 2006 Revenue Milestone Cash Consideration”) plus (y) that number of shares of Parent Common Stock equal to one-half of the Excess FY 2006 Revenues divided by the Closing Exchange Price of Parent Common Stock (the “FY 2006 Revenue Milestone Stock Consideration,” and together with the FY 2006 Revenue Milestone Cash Consideration, the “Contingent FY 2006 Revenue Consideration”). As used herein, the term “Excess FY 2006 Revenues” shall mean the amount by which the Parent’s Consolidated Qualifying Revenues from the sale of Company Products during the Parent’s fiscal year ending October 1, 2006 (such amount being referred to as the “FY 2006 Revenues”) exceeds the FY 2005 Revenues.

(iv) In the event the amount of the Parent’s Consolidated Qualifying Revenues from the sale of Company Products during the fiscal year ending September 30, 2007 are greater than the FY 2006 Revenues (the “FY 2007 Revenue Milestone”), then the Parent will pay in the aggregate as additional Merger Consideration (x) one-half of the Excess FY 2007 Revenues (as defined below) in cash (the “FY 2007 Revenue Milestone Cash Consideration”) plus (y) that number of shares of Parent Common Stock equal to one-half of the Excess FY 2007 Revenues divided by the Closing Exchange Price of Parent Common Stock (the “FY 2007 Revenue Milestone Stock Consideration,” and together with the FY 2007 Revenue Milestone Cash Consideration, the “Contingent FY 2007 Revenue Consideration”). As used herein, the term “Excess FY 2007 Revenues” shall mean the product of one and one-half (1.5) multiplied by the amount by which the Parent’s Consolidated Qualifying Revenues from the sale of Company Products during the Parent’s fiscal year ending September 30, 2007 exceeds the FY 2006 Revenues.

(v) As promptly as practicable following the applicable fiscal year end, and in any event within sixty (60) days thereafter, the Parent shall prepare and deliver to the Stockholders’ Representative a schedule of the Consolidated Qualifying Revenues for such fiscal year, based on the Parent’s audited financial statements, and setting forth, as of the applicable fiscal year end, the number and type of Company Products sold during such year, the average selling price for such Company Products so sold, the total Consolidated Qualifying Revenues from such sales and the aggregate amount of such applicable Contingent Revenue Milestone Consideration (each a “Contingent Revenue Milestone Consideration Schedule”). The Stockholders’ Representative shall have thirty (30) days from receipt thereof to review and dispute such Contingent Revenue Milestone Consideration Schedule. The Stockholders’ Representative and its accounting and/or financial advisors shall have the right to review the Parent’s books and records with respect to sales of the Company’s Products. The failure by the Stockholders’ Representative to express its disagreement within such thirty (30) day period will constitute acceptance of such Contingent Revenue Milestone Consideration Schedule, such Contingent Revenue Milestone Consideration Schedule shall become final and binding on all parties and the Parent shall pay the applicable Contingent Revenue Milestone Consideration as set forth above within fifteen (15) days following acceptance (or deemed acceptance) of such Contingent Revenue Milestone Consideration Schedule. If the Stockholders’ Representative has any objection to such Contingent Revenue Milestone Consideration Schedule, the Stockholders’ Representative shall give written notice to the Parent within such thirty (30) day period, (A) setting forth the Stockholders’ Representative objection to such Contingent Revenue Milestone Consideration Schedule and (B) specifying in reasonable detail its basis for its disagreement with the Parent’s computation. The Parent and the Stockholders’ Representative shall each submit any disputes regarding the Contingent Revenue Milestone Consideration Schedule to (x) the Parent’s current independent accountants, (y) a nationally recognized accounting firm chosen by the Stockholders’ Representative and (z) a third independent accountant selected by the accountants appointed pursuant to clauses (x) and (y) above (together, the “Resolution Accountants”) for resolution. The determination of the Resolution Accountants with respect to each of the items in dispute shall be final and binding upon both parties. Within fifteen (15) days following the

Resolution Accountants’ determination of the applicable Contingent Revenue Milestone Consideration, the Parent shall pay the applicable Contingent Revenue Milestone Consideration as set forth above. The fees and expenses of the Resolution Accountants shall be shared equally by the Parent, on the one hand, and the Stockholders, on the other hand.

(d) Allocation of Contingent Merger Consideration. Each payment of Contingent Clinical Milestone Consideration and Contingent Revenue Milestone Consideration (the cash payment of which is refereed to as the “Cash Contingent Consideration Payment” and the Parent Common Stock payment of which is referred to as the “Stock Contingent Consideration Payment” and each together a “Contingent Consideration Payment”) shall be allocated among and payable to the Preferred Shares and Company Common Shares as follows:

(i) First, that portion of the Contingent Consideration Payment equal to the Stockholders’ Obligations then outstanding shall be paid to, or at the direction of, the Stockholders’ Representative solely to be used to satisfy in full said Stockholders’ Obligations. The payment of the amount of said Stockholders’ Obligations then outstanding (in the case of each Contingent Consideration Payment, a “Subsequent Stockholders’ Obligations Amount”) shall be made as follows: (x) a payment equal to the lesser of (A) the Subsequent Stockholders’ Obligations Amount and (B) the total Cash Contingent Consideration Payment, and (y) that number of shares of Parent Common Stock equal to the Subsequent Stockholders’ Obligations Amount not paid in cash under Section 4.1(d)(i)(x), divided by the Closing Exchange Price.

(ii) Second, until each of the Series G Shares (whether held by Parent or another party) has received total Merger Consideration (which shall be determined by valuing any Parent Common Stock received as Merger Consideration at the Closing Exchange Price, regardless of its market value when actually issued or delivered) equal to the Series G Liquidation Preference, then the Series G Shares will, by virtue of the Merger, be entitled to receive in the aggregate (x) that portion of each Cash Contingent Consideration Payment equal to the lesser of (A) the difference between one-half of the aggregate Series G Liquidation Preference less the total amount of Initial Cash Consideration and Cash Contingent Consideration Payments theretofore received by the holders of Series G Shares or (B) the total Cash Contingent Consideration Payment in question less the portion thereof payable pursuant to Section 4.1(d)(i)(x), plus (y) that number of shares of the Stock Contingent Consideration Payment equal to the lesser of (A) the amount by which the Cash Contingent Consideration Payment payable under Section 4.1(d)(ii)(x) is less than the amount which is one-half of the Series G Liquidation Preference, plus the difference determined pursuant to Section 4.1(d)(ii)(x)(A), such sum divided by the Closing Exchange Price or (B) the total Stock Contingent Consideration Payment in question less that number of such shares payable pursuant to Section 4.1(d)(i)(y). Each Series G Share will be entitled to receive that portion of the Cash Contingent Consideration Payment and Stock Contingent Consideration Payment in question attributable to the Series G Shares in the aggregate, divided by the number of Series G Shares outstanding at the Effective Time. The amount of each Contingent Consideration Payment to be received by each holder of Series G Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating the portions of the Cash Consideration Payment and Stock Consideration Payment, as applicable, to be received by the holder of such Series G Shares pursuant to this Section 4.1(d)(ii).

(iii) Third, until each of the Non-ZOLL Series E Shares has received total Merger Consideration (which shall be determined by valuing any Parent Common Stock received as Merger Consideration at the Closing Exchange Price, regardless of its market value when actually issued or delivered) equal to the Non-ZOLL Series E Liquidation Preference, then the Non-ZOLL Series E Shares will, by virtue of the Merger, be entitled to receive in the aggregate (x) that portion of each Cash Contingent Consideration Payment equal to the lesser of (A) the difference between one-half of the aggregate Non-ZOLL Series E Section 2(a) Liquidation Preference less the total amount of Initial Cash Consideration and Cash Contingent Consideration Payments theretofore received by the holders of Non-ZOLL Series E Shares or (B) the total Cash Contingent Consideration Payment in question less the portion thereof payable pursuant to Sections 4.1(d)(i)(x) and 4.1(d)(ii)(x), plus (y) that number of shares of the Stock Contingent Consideration Payment equal to the lesser of (A) the amount by which the Cash Contingent Consideration Payment payable under Section 4.1(d)(iii)(x) is less than the amount which is one-half the Non-ZOLL Series E Section 2(a) Liquidation Preference, plus the difference determined pursuant to Section 4.1(d)(iii)(x)(A), such sum divided by the Closing Exchange Price or (B) the total Stock Contingent Consideration Payment in question less that number of such shares payable pursuant to Sections 4.1(d)(i)(y) and 4.1(d)(ii)(y). Each Non-ZOLL Series E Share will be entitled to receive that portion of the Cash Contingent Consideration Payment and Stock Contingent Consideration Payment in question attributable to the Non-ZOLL Series E Shares in the aggregate, divided by the number of Non-ZOLL Series E Shares outstanding at the Effective Time. The amount of each Contingent Consideration Payment to be received by each holder of Non-ZOLL Series E Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating the portions of the Cash Consideration Payment and Stock Consideration Payment, as applicable, to be received by the holder of such Non-ZOLL Series E Shares pursuant to this Section 4.1(d)(iii).

(iv) Fourth, until each of the Series A-D Shares has received total Merger Consideration (which shall be determined by valuing any Parent Common Stock received as Merger Consideration at the Closing Exchange Price, regardless of its market value when actually issued or delivered) equal to the applicable Series A-D Section 2(a) Liquidation Preference, then the Series A-D Shares will, by virtue of the Merger, be entitled to receive in the aggregate (x) that portion of each Cash Contingent Consideration Payment equal to the lesser of (A) the difference between one-half of the aggregate Series A-D Section 2(a) Liquidation Preference less the total amount of Initial Cash Consideration and Cash Contingent Consideration Payments theretofore received by the holders of the Series A-D Shares or (B) the total Cash Contingent Consideration Payment in question less the portion thereof payable pursuant to Sections 4.1(d)(i)(x), 4.1(d)(ii)(x) and 4.1(d)(iii)(x), plus (y) that number of shares of the Stock Contingent Consideration Payment equal to the lesser of (A) the amount by which the Cash Contingent Consideration Payment payable under Section 4.1(d)(iv)(x) is less than the amount which is one-half the Series A-D Section 2(a) Liquidation Preference, plus the difference determined pursuant to Section 4.1(d)(iv)(x)(A), such sum divided by the Closing Exchange Price or (B) the total Stock Contingent Consideration Payment in question less that number of such shares payable pursuant to Sections 4.1(d)(i)(y), 4.1(d)(ii)(y) and 4.1(d)(iii)(y). The aggregate amount of the Cash Contingent Consideration Payment and the Stock Contingent Consideration Payment payable pursuant to this Section 4.1(d)(iv) shall be distributed ratably among the holders of the Series A Shares, the Series B Shares, the Series C Shares and the Series D Shares in proportion to the aggregate preferential amounts owed such holders in accordance with Section 2(a) of the Company’s Charter. Each Series A-D Share will be entitled to receive that portion of the Cash Contingent Consideration Payment and Stock Contingent Consideration Payment in question attributable to its respective series of Preferred Shares in the aggregate, divided by the number of shares of its respective series of Preferred Shares outstanding at the Effective Time. The amount of each Contingent Consideration Payment to be received by each holder of Series A-D Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating the portions of the Cash Consideration Payment and Stock Consideration Payment, as applicable, to be received by the holder of such Series A-D Shares pursuant to this Section 4.1(d)(iv).

(v) Fifth, the Series D Shares, the Non-ZOLL Series E Shares and the Non-ZOLL Common Shares issued and outstanding at the Effective Time shall, by virtue of the Merger, be entitled to receive in the aggregate all remaining portions of the Contingent Consideration Payment; provided, however, that the aggregate amount of the Cash Contingent Consideration Payment and the Stock Contingent Consideration Payment payable pursuant to this Section 4.1(d)(v) shall be distributed among the holders of the Series D Shares, the Non-ZOLL Series E Shares and the Non-ZOLL Common Shares pro rata based on the number of Non-ZOLL Common Shares held by each (assuming conversion of all such Series D Shares and Non-ZOLL Series E Shares into Non-ZOLL Common Shares in accordance with the Company’s Charter); provided, further, however, that the holders of the Series D Shares or Non-ZOLL Series E Shares shall cease receiving any payments pursuant to this Section 4.1(d)(v) once each Series D Share and Non-ZOLL Series E Share has received total Merger Consideration (which shall be determined by valuing any Parent Common Stock received as Merger Consideration at the Closing Exchange Price, regardless of its market value when actually issued or delivered) equal to the Series D-E Additional Preference, and thereafter, the holders of the Non-ZOLL Common Shares shall receive all remaining portions of the Contingent Consideration Payment (which shall be distributed among the holders of the Non-ZOLL Common Shares pro rata based on the number of Non-ZOLL Common Shares held by each). Each Series D Share, Non-ZOLL Series E Share and Non-ZOLL Common Share will be entitled to receive that portion of the Cash Contingent Consideration Payment and Stock Contingent Consideration Payment in question attributable to its respective series of Preferred Shares and Non-ZOLL Common Shares, as applicable, in the aggregate, divided by the number of shares of its respective series of Preferred Shares and Non-ZOLL Common Shares, as applicable, outstanding at the Effective Time. The amount of each Contingent Consideration Payment to be received by each holder of Preferred Shares or Non-ZOLL Common Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating the portions of the Cash Consideration Payment and Stock Consideration Payment, as

applicable, to be received by the holder of such Preferred Shares or Non-ZOLL Common Shares pursuant to this Section 4.1(d)(v). Notwithstanding the foregoing, any holder of Non-ZOLL Common Shares who received under Section 4.1(a)(i) or 4.1(d)(i) any Retention Program Amount shall not be entitled to receive any portion of the applicable Contingent Merger Consideration pursuant to this Section 4.1(d)(v) unless and to the extent set forth in the respective Award Agreement issued pursuant to the Retention Programs.

(e) Company Share Cancellation and Conversion. The Series G Shares, Series F Shares, Series E Shares, Series D Shares, Series C Shares, Series B Shares and Series A Shares, are hereinafter collectively referred to as the “Preferred Shares,” and together with the Company Common Shares are hereinafter collectively referred to as the “Company Shares.” Each Company Share that is directly owned by the Parent or the Company or any direct or indirect wholly-owned subsidiary of the Parent or the Company, if any, or held in the treasury of the Company shall by virtue of the Merger be automatically canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefore; provided, however, that any Series G Share that is owned by the Parent or any direct or indirect wholly-owned subsidiary of the Parent will be converted into the right to receive a portion of the Merger Consideration pursuant to this Section 4.1. Neither the Parent nor any direct or indirect wholly-owned subsidiary of the Parent owns any Company Shares other than (i) the Series F Shares and (ii) the Series E Shares and Series G Shares which may be purchased after the date of this Agreement pursuant to the co-funding provisions of the Master Agreement.

(f) Conversion of Company Shares. Each issued and outstanding Company Share (other than (i) any Company Shares to be canceled in accordance with Section 4.1(e), and (ii) any Company Shares that are held by stockholders exercising dissenters’ rights pursuant to Section 262 of the DGCL or Section 1300 of the California General Corporation Law (“Dissenting Stockholders,” and such Company Shares, the “Dissenting Shares”)) will be converted into the right to receive a portion of the Merger Consideration pursuant to this Section 4.1. All Company Shares to be converted pursuant to this Section 4.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, except as otherwise set forth herein, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such Company Shares (a “Company Certificate”) shall thereafter cease to have any rights with respect to such Company Shares, except its right to receive the respective portion of the Merger Consideration for such Company Shares upon the surrender of such certificate in accordance with Section 4.2.

(g) Solely for purposes of illustration, and without any expectation or intention that the assumed facts are or will bear any relation to the actual facts, included on Schedule 4.1(g) are example determinations of the payments of Merger Consideration under certain assumed fact patterns set forth therein.

4.2 Exchange and Payment Procedures.

(a) Share Exchange. As soon as practicable after the Closing, each holder of Company Shares shall surrender all Company Certificates held by such party. At or as soon as practicable after the Effective Time, the Parent shall make available, and each holder of

Company Shares (other than the ZOLL Non-Converted Shares (each, a “Company Stockholder”) will be entitled to receive, upon surrender to the Parent of one or more certificates representing Company Shares for cancellation, the Initial Merger Consideration that such Company Stockholder is entitled to receive pursuant to Section 4.1 hereof. The certificates representing the Parent Common Stock (the “Parent Certificates”) that each Company Stockholder may be entitled to receive pursuant to the Merger as Initial Parent Stock Consideration shall be deemed to have been issued at the Effective Time. The Parent shall make available, and each Company Stockholder will be entitled to receive, payments of Contingent Merger Consideration in accordance with Section 4.1 hereof. If payment of the Merger Consideration is to be made to a person or entity other than the person or entity in whose name the certificate so surrendered is registered (the “Payment Representative”), it shall be a condition of payment that (i) either the certificate so surrendered be properly endorsed or otherwise in proper form for transfer, or (ii) the Payment Representative shall deliver to the Parent such other documentation of such transfer in form satisfactory to the Parent, and (iii) that the Payment Representative requesting such payment shall have paid any transfer or other taxes required by reason of the payment of the Merger Consideration to a person or entity other than the registered holder of such certificate surrendered or shall have established to the satisfaction of the Parent that such Taxes have been paid or are not applicable.

(b) Interest. No interest shall accrue on the Merger Consideration. Neither ZOLL nor any other party hereto shall be liable to any Company Stockholder for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

(c) Payment. After the Effective Time, any Company Stockholder who has not theretofore complied with this Section 4 shall thereafter look only to the Surviving Corporation for payment to which it is otherwise entitled.

(d) Stock Transfer Books. After the Effective Time, there shall be no transfers of any Company Shares on the stock transfer books of the Company. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, they shall be canceled in accordance with this Section 4.

(e) Lost Certificates. If any certificate representing Company Shares is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Company Stockholder or the Payment Representative claiming such certificate to be lost, stolen or destroyed, upon the execution of an indemnity agreement reasonably satisfactory to the Parent as indemnity against any claim made against the Parent, the Parent shall issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration pursuant to this Agreement.

4.3 Dissenting Stock. Notwithstanding anything in this Agreement to the contrary, any Company Stockholder that is entitled to demand, and properly demands appraisal of its Company Shares pursuant to, and complies in all respects with Section 262 of the DGCL or Section 1300 of the California General Corporation Law shall not be converted into the right to receive the Merger Consideration, but instead shall be entitled to such rights (but only such rights) as are granted by the applicable Section. If any Dissenting Stockholder shall fail to perfect or shall have effectively waived, withdrawn or lost the right to dissent, the Company

Shares held by such Dissenting Stockholder shall thereupon be treated as though such Company Shares had been converted into the Merger Consideration pursuant to Section 4.1.

4.4 Treatment of Restricted Stock. As of the Effective Time, all outstanding Preferred Shares or Company Common Shares subject to restricted stock awards granted by the Company pursuant to its stock option plans or otherwise (the “Restricted Stock”), which are unvested or not exercisable, shall, prior to the Effective Time, immediately vest and the restrictions associated therewith shall automatically be waived by virtue of the Merger. The Board of Directors of the Company (or, if appropriate, a committee thereof) shall adopt such resolutions and take such actions as may be required to cause each share of Restricted Stock outstanding prior to the Effective Time to immediately vest and the restrictions associated therewith to automatically be waived by virtue of the Merger in accordance with this Section 4.4.

4.5 Treatment of Stock Options. As of the Effective Time, all outstanding options to purchase Company Common Shares granted by the Company pursuant to its stock option plans or otherwise (the “Options”), whether vested or unvested, whether or not exercisable, shall by virtue of the Merger be automatically canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefore, as provided by the terms of such Options. The Board of Directors of the Company (or, if appropriate, a committee thereof) shall adopt such resolutions and take such actions as may be required to cause each Option outstanding at the Effective Time to be terminated in accordance with this Section 4.5.

4.6 Treatment of Warrants. As of the Effective Time, all outstanding warrants to purchase Preferred Shares or Company Common Shares (the “Warrants”), whether vested or unvested, whether or not exercisable, shall by virtue of the Merger be automatically canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefore. The Board of Directors of the Company (or, if appropriate, a committee thereof) shall adopt such resolutions and take such actions as may be required to cause each Warrant outstanding at the Effective Time to be terminated in accordance with this Section 4.6.

4.7 Limitation on Parent Common Stock. Notwithstanding anything to the contrary in this Section 4, in no event shall the Parent deliver Merger Consideration to the Stockholders in the form of Parent Common Stock if the number of shares of Parent Common Stock to be issued to the Stockholders is or will be equal to or in excess of 20% of the total number of shares of Parent Common Stock outstanding before such issuance. In such event, the Parent shall deliver, in lieu of such excess shares of Parent Common Stock, cash in an amount equal to the cash payment obligation that otherwise would have been satisfied through the payment of such excess shares. The parties acknowledge that at the time of the execution of this Agreement and Plan of Merger, there are fewer than 35 non-accredited (as such term is understood under Regulation D promulgated under the Securities Act of 1933, as amended) shareholders of the Company. In the period between the execution of this Agreement and Plan of Merger and the Effective Time, holders of Company Options may exercise such Options and become stockholders of the Company. In the event that at the Effective Time there are more than 35 non-accredited stockholders of the Company, any non-accredited stockholder in excess of 35 will not be entitled to receive any Merger Consideration in the form of Parent Common Stock unless such shares are registered under the Securities Act of 1933, as amended or issuance is otherwise permitted under

Regulation D. The non-accredited stockholders who will not be entitled to receive the Parent Common Stock will be those parties selected by the Stockholders’ Representative, or if the Stockholders’ Representative has not identified a sufficient number of non-accredited stockholders, those who have become stockholders after there are existing 35 non-accredited stockholders. In lieu of the Parent Common Stock that would otherwise have been issued to such non-accredited stockholders except for the prohibition in the preceding two sentences, such stockholders will be given an amount of cash equal to the fair market value of the shares of Parent Common Stock that would otherwise have been issued, with such value measured as of the date which is three days prior to the date on which the shares of Parent Common Stock issuable under the provisions of Section 4.1 are mailed to the other stockholders of the Company.

4.8 Tax Treatment of Deferred Payments. Notwithstanding Section 4.2(b), any payment of Contingent Clinical Milestone Consideration under Section 4.1(b) or Contingent Revenue Milestone Consideration under Section 4.1(c) shall be subject to the provisions of Section 483 and/or Section 1271 et. seq. of the Internal Revenue Code of 1986, as amended (the “Code”), including but not limited to Code Section 1274, as appropriate. The parties will cooperate with each other and make whatever elections are permitted under applicable income tax law so that any imputed interest is the smallest amount permitted under the Code. For these purposes, and in accordance with Treasury Regulations Section 1.1274-4(a)(1), if Section 1274 applies, the parties will determine the amount of such imputed interest by selecting the lowest applicable federal rate in effect during (i) the three-month period ending with the month in which this Agreement is executed, or (ii) the three-month period ending with the month in which the Closing occurs. The parties agree to file such Tax Returns (as defined in Section 7.2(j)) as they may file in respect of the transactions contemplated by this Agreement consistent with the characterization of such transactions as set forth herein.

4.9 Tax Withholding. Notwithstanding the provisions of Section 4.8, any payments to directors, officers, employees or Stockholders of the Company properly treated as compensation for Tax purposes shall be so treated and the Company shall make all required withholdings of Taxes as required by law out of any such payments.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1 Making of Representations and Warranties. As a material inducement to each of the Parent and MergerSub to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to the Parent and MergerSub the representations and warranties contained in this Section 5. The Parent and the Surviving Corporation shall have a right of indemnity from the Stockholders (other than the Parent and/or MergerSub), as expressly set forth in Section 13, with respect to any breach by the Company of the Company’s representations or warranties set forth in this Section 5. The Stockholders shall not have any right of indemnity or contribution from the Company, the Parent or the Surviving Corporation with respect to the breach of any representation or warranty hereunder.

5.2 Restatement of Master Agreement. Each of the representations and warranties made by the Company in Section 2 of the Master Agreement of which this Agreement is an exhibit is, subject to the disclosures set forth in the Disclosure Schedule attached as Schedule A to the Master Agreement (as defined in the Master Agreement), hereby incorporated by reference into this Section 5 and shall be treated for all purposes as if set forth in their entirety herein, and each representation or warranty made by the Company to the Investor therein is hereby deemed to be made by the Company to the Parent and MergerSub herein.

5.3 Transfer of Shares. No holder of stock of the Company has at any time transferred any of such stock to any employee of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee.

5.4 Required Voting Percentage. The stockholders of the Company who have executed that certain Shareholder Master Agreement by and among the Parent, MergerSub and the stockholders of the Company (the “Shareholder Master Agreement”) and who have approved this Agreement represent one hundred percent (100%) of the Series E Preferred Stock, Series D Preferred Stock and Series B Preferred Stock, ninety five percent (95%) of the Series A Preferred Stock of the Company, at least a majority of the Series C Preferred Stock of the Company, and at least eighty percent (80%) of the Common Stock of the Company.

SECTION 6. INTENTIONALLY OMITTED

SECTION 7. COVENANTS OF THE COMPANY

7.1 Making of Covenants and Agreements. The Company hereby makes the covenants and agreements set forth in this Section 7. The Parent and the Surviving Corporation shall have a right of indemnity from the Stockholders (other than the Parent and/or MergerSub), as expressly set forth in Section 13, with respect to any breach by the Company of the Company’s covenants and agreements set forth in this Section 7. The Stockholders shall not have any right of indemnity or contribution from the Company, the Parent or the Surviving Corporation with respect to the breach of any covenant or agreement hereunder.

7.2 Conduct of Business. During the period between the date of this Agreement and the date which is the earlier to occur of (i) the Effective Time and (ii) the date on which this Agreement is terminated pursuant to Section 12 (the “Interim Period”), the Company will not, unless it has received unanimous authorization from its Board of Directors:

(a) Enter into, or permit any subsidiary to enter into, any transaction with any stockholder, officer or director, or any relative or affiliate of the foregoing, other than any transaction in accordance with Section 3.6 of the Master Agreement or as allowed pursuant to Section 7.2(i) hereof;

(b) Create, incur or assume any indebtedness for borrowed money;

(c) Conduct its business outside the ordinary course;

(d) Make any purchase, sale or disposition of any asset or property other than in the ordinary course of business, or mortgage, pledge, subject to a lien or otherwise encumber any of its properties or assets other than in the ordinary course of business;

(e) Incur any contingent liability as a guarantor or otherwise with respect to the obligations of others;

(f) Declare, set aside or pay any dividend, make any other distribution in respect of its capital stock or make any direct or indirect redemption, purchase or other acquisition of its stock other than for the repurchase of Common Stock of the Company issued to employees, directors or consultants pursuant to agreements with such persons that permit the Company to repurchase such shares at cost, provided that the aggregate repurchase price of all such stock does not exceed $10,000;

(g) Prepay any loans (if any) from its stockholders, officers or directors or make any changes in its borrowing arrangements;

(h) Amend, alter or repeal the Certificate of Incorporation or the Company’s Bylaws or waive any provision thereof;

(i) Engage in any transaction with any affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such affiliate or, to the knowledge of the Company, any corporation, partnership, limited liability company, trust or other entity in which any such affiliate has a substantial interest or is an officer, director, partner, member or trustee, except for transactions involving less than $50,000 that are on terms no less favorable to the Company then would exist in negotiated arms’ length transaction with third parties and except for commercial transactions with Dr. Thomas Fogarty or his Affiliates (as defined in Section 7.9) that are on terms not less favorable than could be obtained from third parties; or

(j) Make or change any election relating to Taxes, adopt or change any Tax accounting method or period (except as required under the Code), enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, if such election, adoption, change, agreement, settlement, surrender, consent or other action would have a material impact on the Company or the Parent, provided that the member of the Board of Directors elected by the holder of Series F Preferred Stock of the Company shall not unreasonably withhold or delay approval of matters arising under this Section 7.2(j). For purposes of this Agreement, “Tax,” “Taxes” or “Tax Return” shall have the meanings given those terms under Section 2.17 of the Master Agreement.

7.3 Preservation of Business. The Company shall use its commercially reasonable efforts to keep intact its business organization, to keep available its present officers and employees and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it.

7.4 Authorization from Others. Prior to the Closing Date, the Company will use its commercially reasonable efforts to obtain all consents, approvals, and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement or required by the terms of any lease, license, contract or other agreement by which the Company is bound.

7.5 Notice of Default. Promptly upon the occurrence of, or promptly upon the Company becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company prior to the date hereof, of any of the representations, warranties or covenants of the Company contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, the Company shall give detailed written notice thereof to the Parent and the Company shall use its commercially reasonable efforts to prevent or promptly remedy the same.

7.6 Consummation of Agreement. The Company shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled by the Company under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, the Company will obtain prior to the Closing all necessary authorizations or approvals of its stockholders and Board of Directors.

7.7 Parent Access to the Company. Prior to the Closing, the Parent and its authorized representatives shall have reasonable access to all the Company’s properties, assets, records, licenses, Tax Returns, contracts and documents.

7.8 Cooperation of the Company. The Company shall cooperate with all reasonable requests of ZOLL and ZOLL’s counsel in connection with the consummation of the transactions contemplated hereby.

7.9 No Solicitation of Other Offers. From the date hereof and continuing until (and including) June 30, 2004 (such period, the “Exclusivity Period”), neither the Company, nor anyone (including without limitation financial advisors or other agents) acting, directly or indirectly on behalf of the Company, shall, directly or indirectly, continue, initiate, solicit, encourage, respond to (other than to decline interest) or participate in discussions or negotiations with, or the submission of bids, offers or proposals by, or provide any assistance to, or enter into any agreement with, any third party (other than ZOLL, or its Affiliates) concerning any acquisition of stock or assets (other than in the ordinary course of business), merger, consolidation or other transaction that would result in the transfer to any such person of any material assets of the Company (any such transaction, a “Transaction”). The Company agrees to notify ZOLL immediately if any bids, offers or proposal for a Transaction are received, or if any negotiations for a Transaction are sought. Further, the Company will not, except as required by law, disclose any information not customarily disclosed to any person or entity (other than ZOLL and its representatives) concerning the Company or afford any other person or entity (other than ZOLL and its representatives) access to any of the tangible or intangible assets or goodwill of the Company, including without limitation, personnel, properties, books or records. As used herein the term “Affiliate” shall mean with respect to any person, any other person that directly or indirectly controls or is controlled by or is under common control with such first person and shall include, without limitation, officers, directors, employees, agents, partners, advisors, parent entities and subsidiary entities.

7.10 Confidentiality. Each party to this Agreement agrees that each of them and their respective officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from the other parties to this Agreement with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in the Parent’s and the Company’s industry or which has been disclosed to a party to this Agreement by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, each party to this Agreement will return to the party that supplied or disclosed the data and information (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, Tax Returns, lists, memoranda, and other documents prepared by or made available in connection with the transaction. This Section 7.10 shall be subject to the provisions of Section 14.12.

7.11 Regulatory Matters. If required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and if the appropriate filing of a Pre-Merger Notification and Report Form pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing of a Pre-Merger Notification and Report Form with respect to the transactions contemplated by this Agreement within five (5) business days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any governmental authority or filings in respect thereof. The Parent and the Stockholders shall each share equally the payment of all filing and related fees in connection with any such filings which must be made by any of the parties under the HSR Act.

7.12 Delivery of Financial Statements. The Company shall deliver to the Parent, no later than December 31, 2003, audited financial statements as at, and for the twelve (12) month period ended, December 31, 2001. The Company shall deliver to the Parent, no later than December 31, 2003, audited financial statements as at, and for the twelve (12) month period ended, December 31, 2002. The Company shall deliver to the Parent, no later than April 30, 2004, audited financial statements as at, and for the twelve (12) month period ended, December 31, 2003. The Company shall deliver to the Parent, no later than forty-five (45) days after the end of each fiscal quarter, unaudited financial statements as at, and for the three (3) month period then ended. The Company shall promptly deliver to the Parent any financial statements or financial or other information required to be included in any Current Report on Form 8-K that the Parent intends to file with the Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated by this Agreement.

7.13 Supplements to Schedules. Prior to the Closing Date, the Company may supplement or amend the Disclosure Schedule required by Article V with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule. No supplement or amendment of the Schedule made pursuant to this Section 7.13 shall be deemed to cure any breach of any representation or warranty made in this Agreement or to satisfy any Closing condition unless Parent and MergerSub agree thereto in writing.

7.14 Officers’ and Directors’ Insurance. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement (“Reporting Tail Coverage”) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for the standard term following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, than in any event the total aggregate cost of such Reporting Tail Coverage shall not exceed $40,000 (the “Maximum Amount”); and provided, further, that if such coverage cannot be obtained for such cost, the Company will maintain, for such standard term, the maximum amount of comparable coverage as shall be available for the Maximum Amount on such terms.

7.15 Intellectual Property. During the Interim Period, the Company shall cooperate in good faith with the Parent in the prosecution, filing and maintenance of all Company Patents (as defined in Section 2.9 of the Master Agreement and incorporated herein by reference) and patent applications, including, but not limited to, allowing Parent to review and comment on each patent application and other material filing within a reasonable amount of time prior to the filing of any such items with the United States Patent and Trademark Office or any similar office or agency anywhere in the world and considering in good faith the Parent’s comments.

SECTION 8. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB

8.1 Making of Representations and Warranties. As a material inducement to the Company to enter into this Agreement and to the Company and the Stockholders to consummate the transactions contemplated hereby, the Parent and MergerSub hereby make the representations and warranties to the Company and the Stockholders contained in this Section 8.

8.2 Organization, Good Standing and Qualification. The Parent and MergerSub are each corporations duly organized, validly existing and in good standing under the laws of the State of Massachusetts and Delaware, respectively, and have all requisite corporate power and authority to carry on its respective business as now conducted and as proposed to be conducted. The Parent and MergerSub are duly qualified to transact business and are in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Parent and MergerSub (as such business is presently conducted and as it is proposed to be conducted) (a “ZOLL Material Adverse Effect”). MergerSub is a newly formed entity and has no, and has never had any, operations or employees.

8.3 Authorization. All corporate action on the part of the Parent and MergerSub, their respective officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and each agreement, document and instrument to be executed and delivered by ZOLL pursuant to this Agreement (the “ZOLL Related Agreements”), and to carry out the transactions contemplated hereby, has been taken or will be taken prior to the Closing, and this Agreement and the ZOLL Related Agreements constitute valid and legally binding obligations of ZOLL, enforceable in accordance with their terms.

8.4 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any person, entity or federal, state or local governmental authority on the part of the Parent or MergerSub is required in connection with the consummation of the transactions contemplated by this Agreement, except for (i) notice filings under Regulation D of the Securities Act and state “blue sky” laws, if applicable and (ii) the notification requirements under the HSR Act, if applicable.

8.5 Finder’s Fee. Except as set forth on the disclosure schedules attached hereto as Schedule C (the “Parent Disclosure Schedule”), ZOLL has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

8.6 Filings with the Securities and Exchange Commission.

(a) The Parent has made available to the Company a true, correct and complete copy of its Annual Report on Form 10-K for the year ended September 30, 2002 and Quarterly Report on Form 10-Q for the quarters ended December 31, 2002 and March 31, 2003 (collectively, the “Parent SEC Reports”). The Parent SEC Reports have been timely filed pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”).

(b) The Parent SEC Reports complied as to form in all material respects with the requirements of the Exchange Act in effect on the date thereof. The Parent SEC Reports, when filed pursuant to the Exchange Act, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Each of the Parent’s financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Parent as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of any unaudited interim financial statements included therein, to normal year-end adjustments which were not or are not expected to be material in amount and to absence of complete footnotes.

8.7 Stockholder Approvals. No consent or approval of the stockholders of the Parent is required or necessary for the Parent to enter into this Agreement or the ZOLL Related Agreements or to consummate the transactions contemplated hereby or thereby.

8.8 Absence of Changes. From the date of the Parent’s most-recently filed annual or quarterly report on Form 10-K or Form 10-Q, respectively, neither the Parent nor MergerSub has suffered any change (other than a change reported in a publicly-issued press release or in a current report on Form 8-K) that has resulted, or could reasonably be expected to result, in a ZOLL Material Adverse Effect.

SECTION 9. INTENTIONALLY OMITTED.

SECTION 10. CONDITIONS TO CLOSING.

10.1 Conditions to Parent’s and MergerSub’s Obligations to Close. The obligations of the Parent and MergerSub to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver prior to the Closing of the following conditions precedent and the delivery by the Company, to the Parent of the following duly executed agreements, documents, certificates, instruments and other items:

(a) Each of the representations and warranties of the Company contained in Section 5 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to knowledge or materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement and as of the Closing Date (except for any representation or warranty which speaks as of a specific date, which shall be measured as of such specific date in lieu of such other dates) as though made on and as of the Closing; and the Company shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

(b) There shall have been no material adverse change in the financial condition, properties, assets, liabilities, business or operations of the Company since the date hereof, whether or not in the ordinary course of business.

(c) The Company shall have delivered copies of all third party consents, waivers or approvals required with respect to the transactions contemplated hereby.

(d) The Company shall have delivered to the Parent a certificate of the an officer of the Company dated as of the Closing to the effect that the statements set forth in paragraph (a), (b) and (c) above in this Section 10.1 are true and correct.

(e) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions to be consummated at the Closing shall have expired or been terminated;

(f) The Parent shall have exercised its option to purchase the Company pursuant to the Merger in accordance with Section 6 of the Master Agreement;

(g) If pursuant to Section 11.3(j) below, the Parent shall have elected upon the advice of counsel to file a Form S-4 (as defined below), such Form S-4 shall have been declared effective by the SEC and shall remain effective; and

(h) The Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware and the Merger shall be effective.

The Parent and MergerSub may waive any condition specified in this Section 10.1 if they execute a writing so stating on or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

10.2 Conditions to Company’s Obligations to Close. If pursuant to Section 11.3(j) below, the Parent shall have elected upon the advice of counsel to file a Form S-4, the obligation of the Company to consummate the transactions contemplated by this Agreement are subject to such Form S-4 being declared effective by the SEC and remaining effective, or the waiver prior to the Closing of such condition precedent. The Company may waive any condition specified in this Section 10.2 if it executes a writing so stating on or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

SECTION 11. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

11.1 General Rights And Obligations. Each of the representations, warranties, agreements, covenants and obligations herein or in any Schedule, Exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive for a period ending on the earlier of (i) one year following the Merger Closing (or two years following the Merger Closing in the case of the representation in Section 2.9) and (ii) six months following the termination of this Agreement, regardless of any investigation and shall not merge into the performance of any obligation by any party hereto. Notwithstanding the foregoing, and only in the event the Merger Closing has occurred, claims based on fraud or intentional misrepresentation, and claims based on the representations in Sections 2.2(c), 2.4, 2.15 and 2.17 of the Master Agreement incorporated by reference herein shall survive the Closing until the expiration of the applicable statute of limitations and shall not merge in the performance of any obligation by any party hereto.

11.2 Tax Matters. ZOLL, the Company and the Stockholders agree, upon request, to use their commercially reasonable efforts to obtain any certificate (including under Section 897 and 1445 of the Code) or other document from any governmental authority or any other person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to, or as a result of, the transactions contemplated hereby.

11.3 Registration of Parent Common Stock.

(a) Within thirty (30) calendar days after the Closing Date, the Parent shall file with the SEC, a registration statement on Form S-3 (or any successor short form registration involving a similar amount of disclosure; or if then ineligible to use any such form, then any other available form of registration statement, the “Initial Registration Statement”) for a public offering of all the Parent Common Stock comprising the Initial Parent Stock Consideration then outstanding and held by the former Company Stockholders to be made on a continuous basis pursuant to Rule 415 of the Securities Act; and which may also include any contingent shares of Parent Common Stock which may be issued to the former Company Stockholders in connection with the payment of Contingent Clinical Milestone Consideration or Contingent Revenue Milestone Consideration. Within thirty (30) calendar days after the date of each issuance of shares of Parent Common Stock comprising the AHA Abstract Stock Consideration, the Major Medical Journal Stock Consideration, the Additional Major Medical Journal Stock Consideration, the 2004 Abstracts Stock Consideration, the FY 2005 Revenue Milestone Stock Consideration, the FY 2006 Revenue Milestone Stock Consideration, or the FY 2007 Revenue

Milestone Stock Consideration, the Parent shall file with the SEC, a registration statement on Form S-3 (or any successor short form registration involving a similar amount of disclosure; or if then ineligible to use any such form, then any other available form of registration statement (each, an “Additional Registration Statement” and together with the Initial Registration Statement, the “Registration Statements”) for a public offering of all such shares of Parent Common Stock then outstanding and held by the former Company Stockholders to be made on a continuous basis pursuant to Rule 415 of the Securities Act, except to the extent that such contingent shares of Parent Common Stock have previously been registered under the Initial Registration Statement. The Parent will use its commercially reasonable efforts to: (i) cause the Initial Registration Statement and any Additional Registration Statement to become effective (subject to review of such Registration Statements by the SEC) within ninety (90) calendar days after its date of filing, and to remain continuously effective until the earlier of (A) two years after the Closing Date, in the case of the Initial Registration Statement, or two years after the applicable date of issuance, in the case of an Additional Registration Statement, or (B) such time as all of the Parent Common Stock held by the former Company Stockholders may be sold pursuant to Rule 144 promulgated under the Securities Act on a single day; (ii) file such amendments or supplements as may be necessary so that the prospectus contained in the Initial Registration Statement or any Additional Registration Statement may be delivered by any selling shareholder to purchasers of the Parent Common Stock in accordance with applicable law; and (iii) effect all such registrations, qualifications and compliances (including, without limitation, obtaining appropriate qualification under applicable state securities or “blue sky” laws and compliance with any other applicable governmental requirements or regulations) as any selling stockholder may reasonably request and that would permit or facilitate the sale of his, her or its shares of Parent Common Stock; provided, however, that the Parent will not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it is not otherwise qualified but for this Agreement or (ii) take any action that would subject it to general service of process in suits or to taxation in any such jurisdiction where it is not then so subject. Upon written notice to the selling stockholders listed therein, the Parent may, not more often than two (2) times during any fiscal year, suspend use of the Registration Statement for a period of up to thirty (30) calendar days (the “Suspension Right”); provided, that the Parent shall not be entitled to invoke the Suspension Right unless such right or an equivalent restriction has been imposed on, and is then applicable to, all of the Parent’s executive officers, directors and other holders of Parent Common Stock that are registered for resale under the Securities Act.

(b) As soon as practicable following the effectiveness of the Initial Registration Statement and each Additional Registration Statement, the Parent will furnish to each former Company Stockholder such number of copies of the prospectus contained in the applicable Registration Statement and any amendment or supplement thereto as such holder may reasonably request in order to facilitate the offering and sale of his, her or its shares of Parent Common Stock.

(c) Following the date on which the Initial Registration Statement or an Additional Registration Statement is first declared effective, the holder of the shares of Parent Common Stock subject to such Registration Statement will be permitted to offer and sell such shares in the manner described in such Registration Statement, provided that such Registration Statement remains effective and has not been suspended.

(d) The Company and the former Company Stockholders covenant and agree that they shall provide to the Parent on a timely basis such consents, representations and information and execute such documents as may reasonably be required by the Parent in connection with the Initial Registration Statement and any Additional Registration Statement.

(e) The Parent shall pay all expenses of registration of the Parent Common Stock pursuant to this Section including, without limitation, printing expenses (including a reasonable number of prospectuses for circulation by the selling stockholders), legal fees and disbursements of counsel for the Parent, “blue sky” expenses, accounting fees and filing fees, but shall not include underwriting or brokerage commissions or similar charges, or any legal fees and disbursements of counsel for the selling stockholders.

(f) To the extent permitted by law, the Parent will indemnify and hold harmless each former Company Stockholder, any underwriter (as defined in the Securities Act) for such stockholder, its officers, directors, stockholders or partners and each person, if any, who controls such stockholder within the meaning of the Securities Act or Exchange Act, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement, joint or several, to which any of them may become subject under the Securities Act, the Exchange Act, other federal or state law or otherwise, insofar as such costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages liabilities or amounts paid in settlement (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue or alleged untrue statement of any material fact contained or expressly incorporated by reference in any Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendment or supplement thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and (iii) any violation or alleged violation by the Parent of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Parent will reimburse each such former Company Stockholder (and its officers, directors, stockholders or partners), underwriter and controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 11.3(f) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Parent (which consent shall not be unreasonably withheld) nor shall the Parent be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with the Registration Statement by any such former Company Stockholder or any person controlling such stockholder.

(g) To the extent permitted by law, each selling stockholder will, severally and not jointly, indemnify and hold harmless the Parent, its directors, its officers who have signed the applicable Registration Statement and each person, if any, who controls the Parent within the meaning of the Securities Act, any other former Company Stockholder selling securities pursuant to the applicable Registration Statement and any controlling person of such other stockholder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent, but only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished by such stockholder expressly for use in the applicable Registration Statement; and each such stockholder will reimburse any legal or other expenses reasonably incurred by the Parent or any such director, officer and controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. It is agreed that the indemnity agreement contained in this Section 11.3(g) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying party (which consent shall not be unreasonably withheld). The aggregate indemnification liability of each selling stockholder under this Section 11.3(g) shall not exceed the net proceeds received by such stockholder in connection with his, her or its sale of shares of Parent Common Stock pursuant to the applicable Registration Statement.

(h) If the indemnification provided for in Sections 11.3(f) and 11.3(g) hereof is unavailable to a person entitled to indemnification hereunder, then each person that would have been an indemnifying party hereunder will, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified person for which indemnification is provided herein in such proportion as is appropriate to reflect the relative fault of the indemnifying party and such indemnified party, respectively, in connection with the statements or omissions which resulted in the costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement underlying such indemnification obligations, as well as any other relevant equitable considerations. Relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or such indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parent and the former Company Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 11.3(h) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above in this Section 11.3(h). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(i) Promptly after receipt by a party indemnified under this Section 11.3 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 11.3, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however that if the defendants in any such action include both the indemnified party and the indemnifying party and, under applicable standards of professional conduct, a conflict on any significant issue between the positions of the indemnified party and the indemnifying party exists, the indemnified party or parties shall have the right to select one separate law firm, at the indemnifying party’s or parties’ expense, to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The failure to notify any indemnifying party promptly of the commencement of any such action, shall not relieve such indemnifying party of any liability to the indemnified party under this Section 11.3, except to the extent that such indemnifying party is actually prejudiced thereby. No indemnifying party, in the defense of any such claim or litigation, shall (except with the consent of each indemnified party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim or litigation resulting therefrom.

(j) Upon the advice of counsel of the Parent that the offer and sale of Parent Common Stock to the Stockholders in connection with the Initial Merger Consideration, the Contingent Clinical Milestone Consideration, or the Contingent Revenue Milestone Consideration, will not qualify for a private placement exemption from the Securities Act, the Parent may elect to file with the SEC, a registration statement on Form S-4 (such registration statement, together with any amendments or supplements thereto, the “Form S-4”), and such Form S-4 shall be declared effective prior to the applicable issuance and distribution of Parent Common Stock to the Stockholders. The Parent agrees to use its commercially reasonable efforts to cause such Form S-4 registration statement to be declared effective at the time the Parent Common Stock registered thereby is otherwise payable to the Stockholders under this Agreement.

11.4 Nasdaq National Market Listing. The Parent agrees to authorize for listing on the Nasdaq National Market, (i) as of the Effective Time, the Parent Common Stock issued on the Closing Date, and (ii) such additional shares of Parent Common Stock as of the issuance of such Parent Common Stock in connection with the occurrence of certain events described in this Agreement.

11.5 Company Stockholder Documents. The Company shall use its commercially reasonable efforts to obtain and deliver the following to the Parent promptly following the date of this Agreement and in any event prior to the date of any distribution of the Initial Merger Consideration, the Contingent Clinical Milestone Consideration, or the Contingent Revenue Milestone Consideration (each in form and substance satisfactory to the Parent in its reasonable discretion):

(a) a questionnaire executed by each Stockholder as to personal wealth and financial sophistication (each a “Company Stockholder Questionnaire”); and

(b) with respect to each Stockholder reasonably deemed by the Parent not to be an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act (“Regulation D”), either (i) a written certification that such Stockholder has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of a prospective investment in Parent Common Stock (within the meaning of Rule 506 of Regulation D (each a “Sophistication Certification”) or (ii) a written agreement (each a “Purchaser Representative Agreement”) between such Stockholder and a purchaser representative (who shall make written certifications reasonably satisfactory to the Parent that he or it is a purchaser representative within the meaning of Regulation D) regarding the representation of such Stockholder in connection with this Agreement and the transactions contemplated hereby, together with such other representations and agreements pursuant to the provisions of Regulation D as the Parent shall reasonably request.

The Company Stockholder Questionnaires, Sophistication Certifications and Purchaser Representative Agreements are referred to herein together as the “Company Stockholder Documents.”

11.6 Certain Employee Benefit Matters. In the event the First Merger is consummated, employees of the Company at the Merger Closing will be provided with employee benefits by the Merger Sub or the Parent which in the aggregate are no less favorable to such employees than those provided from time to time by the Parent to its similarly situated employees. If any employee of the Company becomes a participant in any employee benefit plan, program, policy or arrangement of the Parent, such employee shall be given credit for all service prior to the Merger Closing with the Company to the extent permissible under such plan, program, policy or arrangement.

SECTION 12. TERMINATION OF AGREEMENT

12.1 Termination. This Agreement may be terminated any time prior to the Closing Date as follows:

(a) by mutual written consent of all of the Parent and the Company;

(b) by the Parent, at any time prior to the giving of the “Exercise Notice” as provided in Section 6.1 of the Master Agreement, pursuant to written notice by the Parent to the Company and the Stockholders’ Representative;

(c) by the Parent, at any time after the conclusion of the 60 day period following receipt by the Company and the Stockholders’ Representative of the Exercise Notice, if the Company has failed to satisfy all of the conditions to closing in this Agreement (other than the conditions in Sections 10.1(g) or 10.1(e)) in such 60 day period (as the same may be extended by the Parent following receipt of the Exercise Notice);

(d) by the Company, if the Parent has not provided written notice to the Company or the Stockholders’ Representative prior to October 5, 2004 of its intention to consummate the Merger;

(e) by the Company if the Parent has determined to register the Common Stock to be delivered as Merger Consideration under this Agreement on Form S-4 and the Parent has failed to use its commercially reasonable efforts to have such registration statement declared effective within 120 days of delivery of the Exercise Notice.

Notwithstanding anything herein to the contrary, the right to terminate this Agreement under Section 12.1 shall not be available to any party to the extent the failure of such party, respectively, to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date (as a result, for example, of an action or failure to act causing a failure of a condition precedent).

12.2 Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 12.1; provided, however, that: (a) the provisions of Section 11.1, this Section 12 and Sections 14.1, 14.9 and 14.10 shall survive any termination of this Agreement in any event; (b) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein; provided, however, that no party shall have any liability for any such material error or omission or failure to comply other than for willful errors or omissions or failure to comply; and (c) any party may proceed as further set forth in Section 12.3 below.

12.3 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 10.1 hereof have not been satisfied, the Parent shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 10.2 hereof have not been satisfied, the Company shall have the right to proceed with the transactions contemplated hereby without waiving any of its or the Stockholders’ rights hereunder.

SECTION 13. INDEMNIFICATION

13.1 Indemnification by Stockholders. In the event the Merger is consummated, the Stockholders (other than the Parent and/or MergerSub), severally and not jointly, agree to indemnify and hold harmless Parent and MergerSub and their respective directors, officers, agents, affiliates and employees (each a “ZOLL Indemnitee”) from and against any and all claims, actions, suits, liabilities, losses, damages, and expenses of every nature and character whether accrued, absolute, contingent or otherwise (including, but not by way of limitation, all reasonable attorneys’ fees incurred by ZOLL and all amounts paid by it in settlement of any claim, action, suit or liability) (collectively, a “Claim”), which arise or result directly or indirectly by reason of:

(i) Any error, misstatement or omission in any representation or warranty made by the Company in this Agreement, any Schedule (without giving effect to any supplement or amendment to the Schedules) or Exhibit hereto, or in any certificate delivered to satisfy a closing condition; and

(ii) Any breach of or default in performance of any of the covenants, agreements or other undertakings of the Company;

13.2 Indemnification by ZOLL. ZOLL shall indemnify and hold harmless the Stockholders (the “Company Indemnitee”) from and against any and all Claims which arise or result directly or indirectly by reason of:

(i) Any error, misstatement or omission in any representation or warranty made by ZOLL in this Agreement, any Schedule or Exhibit hereto, or in any certificate delivered to satisfy a closing condition; and

(ii) Any breach of or default in performance of any of the covenants, agreements or other undertakings of ZOLL.

13.3 Indemnification Procedures. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. In any case, such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within twenty (20) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within twenty (20) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), but shall not compromise or settle it without the consent of the indemnifying party, which consent will not be unreasonably withheld or delayed. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

13.4 Limitations on Indemnification. No indemnification pursuant to Section 13.1 or Section 13.2 shall be payable unless the total of all claims for indemnification pursuant to Section 13.1 or Section 13.2, as applicable, shall exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof. The maximum amount that may be paid under Section 13.1 or Section 13.2 shall be limited to $15,000,000. All claims for indemnification pursuant to rights under Section 13.1 or Section 13.2 must be made prior to the close of business on the first anniversary of the Effective Time, other than claims for indemnification arising under Section 2.9 of the Master Agreement and incorporated herein, which claims must be made prior to the close of business on the second anniversary of the Effective Time; provided, however, that these time limitations shall not apply with respect to claims involving fraud or intentional misrepresentation, or claims arising under Sections 2.2(c), 2.4, 2.15 or 2.17 of the Master Agreement, which claims may be made until the expiration of the applicable statute of limitations. Notwithstanding the preceding sentence, if on or prior to the first anniversary of the Effective Time (or second anniversary in the case of a claim arising under Section 2.9 of the Master Agreement) a specific state of facts shall have become known which may give rise to a claim for indemnification under Section 13.1 or Section 13.2 and an indemnified party shall have given written notice of such facts known by such indemnified party at such time to the indemnifying party, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall be finally determined and disposed of.

13.5 Setoff. In order to satisfy the indemnification obligations set forth in Section 13.1 above, the Parent and MergerSub shall have the right to notify the Stockholders of its intention to set off indemnification claims against amounts relating to the payment of Contingent Clinical Milestone Consideration or Contingent Revenue Milestone Consideration (whether or not then due and payable) or amounts that may be paid by the Parent or MergerSub under this Section 13 to any Stockholders, and such set off shall be considered a reduction in Merger Consideration. Any indemnification payable pursuant to Section 13 (other then claims involving fraud or intentional misrepresentation) shall be paid solely from this right of set off.

13.6 Sole Remedy. Subject to the provisions of Section 14.11, following the Closing, the parties agree that the rights to indemnification under this Section 13 shall be exclusive of all rights of indemnification or other remedies that Parent may have against the Stockholders or that the Stockholders or Company may have against Parent and MergerSub in connection with any error, misstatement or omission in any representation or warranty in this Agreement, any Schedule or Exhibit (other than any claim relating to the Stockholder Master Agreement) hereto, or in any certificate delivered to satisfy a closing condition, except for claims relating to or involving fraud or intentional misrepresentation, or claims for indemnification covered by Section 11.3 of this Agreement. Nothing herein shall be deemed to limit any remedy the Parent or MergerSub may have against the Company hereunder.

SECTION 14. MISCELLANEOUS

14.1 Fees and Expenses.

(a) Except as provided elsewhere in this Agreement, the Company, ZOLL and the Stockholders will each bear their own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, provided, however, that any fees or expenses payable to SG Cowen by the Company shall be paid by the Stockholders out of the proceeds of this transaction, as provided in Section 4.1 hereof.

(b) The Stockholders will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Company Shares to ZOLL as contemplated by this Agreement, including without limitation, all transfer Taxes and charges applicable to such transfer, and all costs of obtaining permits, waivers, registrations or consents with respect to any assets, rights or contracts of the Company.

14.2 Governing Law. Except when the law of another jurisdiction is specifically specified, this Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions.

14.3 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO PARENT:	ZOLL Medical Corporation 269 Mill Road Chelmsford, MA 01824 Fax: (978) 421-0026 Attn: Chief Executive Officer

With a copy to:	Goodwin Procter LLP Exchange Place Boston, MA 02109 Fax: (617) 523-1231 Attn: Raymond C. Zemlin, P.C.

TO MERGERSUB:	Rev Acquisition Corporation c/o ZOLL Medical Corporation 269 Mill Road Chelmsford, MA 01824 Fax: (978) 421-0026 Attn: Chief Executive Officer

With a copy to:	Goodwin Procter LLP Exchange Place Boston, MA 02109 Fax: (617) 523-1231 Attn: Raymond C. Zemlin, P.C.

TO COMPANY:	Revivant Corporation 775 Palomar Avenue Sunnyvale, CA 94085 Attn: Chief Executive Officer

With a copy to:	Venture Law Group 2775 Sand Hill Road Menlo Park, CA 94025 Fax: (650) 233-8386 Attn: Mark B. Weeks, Esq.

TO THE STOCKHOLDER’S REPRESENTATIVE:

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

14.4 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein, the Related Agreements, and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

14.5 Assignability; Binding Effect. This Agreement shall only be assignable by the Parent to a corporation or partnership controlling, controlled by or under common control with the Parent upon written notice to the Company and the Stockholders’ Representative. This Agreement may not be assigned by the Stockholders or the Company without the prior written consent of the Parent. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, including any purchaser of stock from any Stockholder.

14.6 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

14.7 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

14.8 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by the Company, the Parent and MergerSub and, to the extent the rights and obligations of the Stockholders are affected by such amendment, a majority in interest of the persons serving as Stockholders’ Representative, or in the case of a waiver, the party waiving compliance.

14.9 Publicity and Disclosures. Except as may be required by law, or the rules and regulations of the SEC or any Nasdaq listing requirement, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of the Parent and the Company.

14.10 Dispute Resolution.

(a) Except as set forth in Section 4.1(c)(v) and Section 11.3, all disputes, claims, or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved by J.A.M.S./Endispute, Inc. before a single arbitrator in Chicago, Illinois. Such arbitration shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein. In the event J.A.M.S./Endispute, Inc. is unavailable, the arbitration shall be conducted before an arbitrator that is mutually agreeable to the parties and, in such event, all references to J.A.M.S./Endispute herein shall apply to the arbitrator chosen by the parties. The arbitrator hearing any dispute under this Section 14.10 shall be selected within 20 business days of written notice of the intent to arbitrate a dispute.

The parties shall have the right to discovery in accordance with California Code of Civil Procedure Section 1283.05. The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. Any party refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 14.10 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 14.10 shall be enforceable in any court of competent jurisdiction.

The parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration; provided, however, that the prevailing party shall be entitled to, and the arbitrator shall award to the prevailing party, its attorneys fees, costs and expenses in the event such party completely prevails or prevails in all material respects in the arbitration.

(b) Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of Illinois for the purposes of enforcing the arbitration provisions of Section 14.10(a) of this Agreement. Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

14.11 Specific Performance. The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Company and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by the Company, the Parent shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to the Parent.

14.12 Reportable Transactions. Notwithstanding anything herein or any other express or implied agreement, arrangement or understanding to the contrary, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by this Agreement (and any related transactions or agreements) and (ii) each party to this Agreement (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. This authorization to disclose the tax treatment and tax structure is limited to the extent that confidentiality is required to comply with any applicable securities laws.

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[MERGER AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives. By their signatures below, each person signing this Agreement affirms or acknowledges, under penalty of perjury, that this Agreement is such person’s act and deed or such corporation’s act and deed, as the case may be, and that the facts stated herein are true.

ZOLL MEDICAL CORPORATION:

By:	/s/ RICHARD A. PACKER
	Name:	Richard A. Packer
	Title:	Chief Executive Officer and President

REV ACQUISITION CORPORATION:

By:	/s/ RICHARD A. PACKER
	Name:	Richard A. Packer
	Title:	President

REVIVANT CORPORATION:

By:	/s/ KENNETH LUDLUM
	Name:	Kenneth E. Ludlum
	Title:	President and Chief Executive Officer

[MERGER AGREEMENT SIGNATURE PAGE]

STOCKHOLDERS’ REPRESENTATIVE:

By:	/s/ BRENT AHERNS
Brent Aherns

By:	/s/ TIM HOWE
Tim Howe

By:	/s/ WILF JAEGER
Wilf Jaeger

By:	/s/ KENNETH LUDLUM
Kenneth Ludlum

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger is entered into as of June 29, 2004 by and among ZOLL Medical Corporation, a Massachusetts corporation (the “Parent”), Rev Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent (“MergerSub” and together with the Parent, “ZOLL”), Revivant Corporation, a Delaware corporation (the “Company”), and Brent Ahrens, Tim Howe, Wilf Jaeger and Kenneth Ludlum (collectively the “Stockholders’ Representatives”).

WHEREAS, the Parent, MergerSub, Company and Stockholders’ Representatives are parties to that certain Agreement and Plan of Merger dated August 13, 2003 (the “Merger Agreement”);

WHEREAS, the Merger Agreement provides for the payment of consideration to holders of the Company’s Series G, Series F, Series E, Series D, Series C, Series B and Series A Preferred Stock, in amounts and upon the terms and conditions set forth therein;

WHEREAS, the Company has created a new class of Preferred Stock named Series E-2 Preferred Stock, which ranks junior to the Company’s Series G Preferred Stock and Series F Preferred Stock, but senior to the Company’s Series E Preferred Stock, with respect to liquidation preferences, including payments pursuant to the Merger Agreement; and

WHEREAS, Zoll, the Company and the Stockholders’ Representatives desire to amend the Merger Agreement to accommodate the Series E-2 Preferred Stock.

NOW, THEREFORE, based upon the above premises and in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

1. The first paragraph of Section 4.1 and Section 4.1(a) of the Merger Agreement are amended and restated in their entirety as follows:

“4.1 Share and Cash Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. The manner of receiving cash in the Merger, and the manner of converting or canceling shares of the Company in the Merger, shall be as set forth in this Section 4. By virtue of the Merger, and without any further action on the part of any party hereto or holder thereof, all issued and outstanding shares of the Company’s capital stock (other than (i) any Company Shares (as defined below) to be cancelled pursuant to Section 4.1(e) (including all shares of Series F Preferred Stock, par value $0.001 per share, of the Company issued and outstanding as of the Effective Time (the “Series F Shares”), all Series E Shares or Series E-2 Shares (as defined below) purchased by the Parent or any direct or indirect wholly-owned subsidiary of the Parent, if any, pursuant to the co-funding provisions of Section 3.6 of that certain Master Agreement by and among the Parent, MergerSub and the Company (the “Master Agreement”), and Company Common Shares (as defined below) issued upon conversion of such shares (collectively, the “ZOLL Non-Converted Shares”)) and (ii) any Dissenting Shares (as defined below) shall be cancelled and retired as of the Effective Time and converted solely into the right to receive in the aggregate the Initial Merger Consideration (as defined in Section 4.1(a)), the

Contingent Clinical Milestone Consideration (as defined in Section 4.1(b)), and the Contingent Revenue Milestone Consideration (as defined in Section 4.1(c)). The Initial Merger Consideration, the Contingent Clinical Milestone Consideration and the Contingent Revenue Milestone Consideration, are hereinafter collectively referred to as the “Merger Consideration.”

(a) Initial Merger Consideration. The aggregate initial merger consideration shall consist of (x) Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000) in cash (the “Initial Cash Consideration”) and (y) that number of shares of common stock, par value $0.02 per share, of the Parent (the “Parent Common Stock”) equal to Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000) divided by the Closing Exchange Price of the Parent Common Stock (the “Initial Parent Stock Consideration,” and together with the Initial Cash Consideration, the “Initial Merger Consideration”). As used herein, the term “Closing Exchange Price” shall mean the mean average of the closing prices of a share of Parent Common Stock for the sixty (60) trading days ending on the business day that is three (3) business days immediately prior to the Closing Date, as reported on the Nasdaq National Market. The Initial Merger Consideration shall be allocated among and payable to the holders of the Preferred Shares (as defined in Section 4.1(e) below) and the holders of the Company Common Shares (as defined in Section 4.1(a)(v) below) as follows:

(i) First, that portion of the Initial Merger Consideration equal to the Stockholders’ Obligations (as defined below) then outstanding shall be paid to, or at the direction of, the Stockholders’ Representative solely to be used to satisfy in full said Stockholders’ Obligations. As used herein, the term “Stockholders’ Obligations” shall mean the following liabilities, obligations and responsibilities of the Stockholders: 1) all obligations under the Company’s 2003 Executive Retention Program (the “Executive Retention Program”), 2) all obligations under the Company’s 2003 Employee Retention Program (the “Employee Retention Program,” and together with the Executive Retention Program, the “Retention Programs”), 3) all obligations accruing after the Closing with respect to any severance obligations entered into prior to the Closing; provided, however, that any severance obligation that becomes payable after the Closing due to actions taken after the Closing by the Surviving Corporation shall not be deemed part of the Stockholders’ Obligations, 4) all fees and expenses whenever accruing, payable to SG Cowen under the engagement letters between the Company and SG Cowen dated January 23, 2003 and February 25, 2003, as amended from time to time, 5) all payments and expenses, including indemnification payment, related to the bonus agreement between the Company and Kenneth Ludlum dated July 25, 2003, other than the compensation expenses set forth in Section 2 thereof, 6) all fees and expenses payable by the Stockholders pursuant to this Agreement or the other agreements entered into in connection herewith, including the expenses of the Stockholders’ Representative and 7) all legal fees and expenses of the Company or ZOLL in connection with the preparation and execution of this Amendment, the Amended and Restated Certificate of Incorporation of the Company and the related documents or agreements and the consummation of the transactions contemplated thereby. The payment of the amount of said Stockholders’ Obligations then outstanding (the “Initial Stockholders’ Obligations Amount”) shall be made as follows: (x) a cash payment equal to the lesser of (A) the Initial Stockholders’ Obligations Amount and (B) the total Initial Cash Consideration, and (y) that number of shares of Parent Common Stock equal to any portion of the Initial Stockholders’ Obligations Amount not paid in cash under Section 4.1(a)(i)(x), divided by the Closing Exchange Price. Notwithstanding the foregoing, at the sole discretion of the Stockholders’ Representative, any portion of the cash payment provided for in Section 4.1(a)(i)(x) may, in lieu of being paid in cash, be paid in shares of Parent Common Stock as provided in Section 4.1(a)(i)(y). The Stockholders’ Representative shall provide Parent a list showing each stockholder, their address, their taxpayer identification or social security number, as applicable, and the number of shares of Parent Common Stock to be issued to such person or entity at least 10 days prior to the issuance of any Parent Common Stock hereunder.

(ii) Second, shares of Series G Preferred Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time (the “Series G Shares”) (whether held by Parent or another party) shall, by virtue of the Merger, be entitled to receive in the aggregate (x) that portion of the Initial Cash Consideration equal to the lesser of (A) one-half of the aggregate Series G Liquidation Amount (as defined in the Company’s Amended and Restated Certificate of Incorporation (the “Company’s Charter”)) attributable to the Series G Shares (the “Series G Liquidation Preference”) or (B) the total Initial Cash Consideration less that amount of the Initial Cash Consideration payable under Section 4.1(a)(i)(x), plus (y) that number of shares of the Initial Parent Stock Consideration equal to the lesser of (A) the amount by which the Initial Cash Consideration payable under Section 4.1(a)(ii)(x) is less than the amount which is one-half of the Series G Liquidation Preference, plus one-half of the Series G Liquidation Preference, such sum divided by the Closing Exchange Price or (B) the total number of shares constituting the Initial Parent Stock Consideration less that number of shares of Initial Parent Stock Consideration payable under Section 4.1(a)(i)(y). Each Series G Share will be entitled to receive that portion of the total Initial Cash Consideration and Initial Parent Stock Consideration attributable to the Series G Shares in the aggregate, divided by the number of Series G Shares outstanding at the Effective Time. The amount of Initial Merger Consideration to be received by each holder of Series G Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating all of the Initial Cash Consideration and the Initial Stock Consideration, as applicable, to be received by the holder of such Series G Shares pursuant to this Section 4.1(a)(ii).

(iii) Third, shares of Series E-2 Preferred Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time (the “Series E-2 Shares”) (other than Series E-2 Shares purchased by the Parent or any direct or indirect wholly-owned subsidiary of the Parent, if any, whether or not transferred) (the “Non-ZOLL Series E-2 Shares”) shall, by virtue of the Merger, be entitled to receive in the aggregate (x) that portion of the Initial Cash Consideration equal to the lesser of (A) one-half of the aggregate Series E-2 Liquidation Amount (as defined in the Company’s Charter) attributable to the Non-ZOLL Series E-2 Shares (the “Non-ZOLL Series E-2 Section 2(a) Liquidation Preference”) or (B) the total Initial Cash Consideration less that amount of the Initial Cash Consideration payable under Sections 4.1(a)(i)(x) and 4.1(a)(ii)(x), plus (y) that number of shares of the Initial Parent Stock Consideration equal to the lesser of (A) the amount by which the Initial Cash Consideration payable under Section 4.1(a)(iii)(x) is less than the amount which is one-half of the Non-ZOLL Series E-2 Liquidation Preference, plus one-half of the Non-ZOLL Series E-2 Section 2(a) Liquidation Preference, such sum divided by the Closing Exchange Price or (B) the total number of shares constituting the Initial Parent Stock Consideration less that number of shares of Initial Parent Stock Consideration payable under Sections 4.1(a)(i)(y) and 4.1(a)(ii)(y). Each Non-ZOLL Series E-2 Share will be entitled to receive that portion of the total Initial Cash Consideration and Initial Parent Stock Consideration attributable to the Non-ZOLL Series E-2 Shares in the aggregate, divided by the number of Non-ZOLL Series E-2 Shares outstanding at the Effective Time. The amount of Initial Merger Consideration to be received by each holder of Non-ZOLL Series E-2 Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating all of the Initial Cash Consideration and the Initial Stock Consideration as applicable, to be received by the holder of such Non-ZOLL Series E-2 Shares pursuant to this Section 4.1(a)(iii).

(iv) Fourth, shares of Series E Preferred Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time (the “Series E Shares”) (other than Series E Shares purchased by the Parent or any direct or indirect wholly-owned subsidiary of the Parent, if any, whether or not transferred) (the “Non-ZOLL Series E Shares”) shall, by virtue of the Merger, be entitled to receive in the aggregate (x) that portion of the Initial Cash Consideration equal to the lesser of (A) one-half of the aggregate Series E Liquidation Amount (as defined in the Company’s Charter) attributable to the Non-ZOLL Series E Shares (the “Non-ZOLL Series E Section 2(a) Liquidation Preference”) or (B) the total Initial Cash Consideration less that amount of the Initial Cash Consideration payable under Sections 4.1(a)(i)(x), 4.1(a)(ii)(x) and 4.1(a)(iii)(x), plus (y) that number of shares of the Initial Parent Stock Consideration equal to the lesser of (A) the amount by which the Initial Cash Consideration payable under Section 4.1(a)(iv)(x) is less than the amount which is one-half of the Non-ZOLL Series E Liquidation Preference, plus one-half of the Non-ZOLL Series E Section 2(a) Liquidation Preference, such sum divided by the Closing Exchange Price or (B) the total number of shares constituting the Initial Parent Stock Consideration less that number of shares of Initial Parent Stock Consideration payable under Sections 4.1(a)(i)(y), 4.1(a)(ii)(y) and 4.1(a)(iii)(y). Each Non-ZOLL Series E Share will be entitled to receive that portion of the total Initial Cash Consideration and Initial Parent Stock Consideration attributable to the Non-ZOLL Series E Shares in the aggregate, divided by the number of Non-ZOLL Series E Shares outstanding at the Effective Time. The amount of Initial Merger Consideration to be received by each holder of Non-ZOLL Series E Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating all of the Initial Cash Consideration and the Initial Stock Consideration as applicable, to be received by the holder of such Non-ZOLL Series E Shares pursuant to this Section 4.1(a)(iv).

(v) Fifth, shares of the Series A Preferred Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time (the “Series A Shares”), the Series B Preferred Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time (the “Series B Shares”), the Series C Preferred Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time

(the “Series C Shares”) and the Series D Preferred Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time (the “Series D Shares,” and together with the Series A Shares, the Series B Shares and the Series C Shares, the “Series A-D Shares”) shall, by virtue of the Merger, be entitled to receive in the aggregate (x) that portion of the Initial Cash Consideration equal to the lesser of (A) one-half of the sum of the aggregate Series A liquidation amount plus the aggregate Series B liquidation amount plus the aggregate Series C liquidation amount plus the aggregate Series D liquidation amount (in each case, as specified in Section 2(a) of the Company’s Charter) attributable to the Series A-D Shares (the “Series A-D Section 2(a) Liquidation Preference”) or (B) the total Initial Cash Consideration less that amount of the Initial Cash Consideration payable under Sections 4.1(a)(i)(x), 4.1(a)(ii)(x), 4.1(a)(iii) and 4.1(a)(iv)(x), plus (y) that number of shares of the Initial Parent Stock Consideration equal to the lesser of (A) the amount by which the Initial Cash Consideration payable under Section 4.1(a)(v)(x) is less than the amount which is one-half of the Series A-D Section 2(a) Liquidation Preference, plus one-half of the Series A-D Section 2(a) Liquidation Preference, such sum divided by the Closing Exchange Price or (B) the total number of shares constituting the Initial Parent Stock Consideration less that number of shares of Initial Parent Stock Consideration payable under Sections 4.1(a)(i)(y), 4.1(a)(ii)(y), 4.1(a)(iii)(y) and 4.1(a)(iv)(y). The aggregate amount of the Initial Cash Consideration and Initial Parent Stock Consideration payable pursuant to this Section 4.1(a)(v) shall be distributed ratably among the holders of the Series A Shares, the Series B Shares, the Series C Shares and the Series D Shares in proportion to the aggregate preferential amounts owed such holders in accordance with Section 2(a) of the Company’s Charter. Each Series A-D Share will be entitled to receive that portion of the total Initial Cash Consideration and Initial Parent Stock Consideration attributable to its respective series of Preferred Shares in the aggregate, divided by the number of shares of its respective series of Preferred Shares outstanding at the Effective Time. The amount of Initial Merger Consideration to be received by each holder of Series A-D Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating all of the Initial Cash Consideration and the Initial Stock Consideration as applicable, to be received by the holder of such Series A-D Shares pursuant to this Section 4.1(a)(v).

(vi) Sixth, the Series D Shares, the Non-Zoll Series E-2 Shares, Non-ZOLL Series E Shares and the shares of Common Stock, par value $0.001 per share, of the Company issued and outstanding at the Effective Time (the “Company Common Shares”) other than Company Common Shares purchased by the Parent or any direct or indirect wholly-owned subsidiary of the Parent, if any, whether or not transferred, as a result of conversion of Series E Shares, Series E-2 Shares or Series F Shares (the “Non-ZOLL Common Shares”) shall, by virtue of the Merger, be entitled to receive in the aggregate all remaining portions of the Initial Merger Consideration; provided, however, that the amount of the Initial Cash Consideration and the Initial Parent Stock Consideration payable pursuant to this Section 4.1(a)(vi) shall be distributed among the holders of Series D Shares, Non-ZOLL Series E Shares, Non-ZOLL Series E-2 Shares and Non-ZOLL Common Shares pro rata based on the number of Non-ZOLL Common Shares held by each (assuming conversion of all such Series D Shares, Non-ZOLL Series E Shares and Non-ZOLL Series E-2 Shares into Non-ZOLL Common Shares in accordance with the Company’s Charter); provided, further, however, that the holders of Series D Shares, Non-ZOLL Series E Shares or Non-ZOLL Series E-2 Shares shall cease receiving any payments pursuant to this Section 4.1(a)(vi) once each Series D Share, Non-ZOLL Series E Share and Non-ZOLL Series E-2 Share has received aggregate Merger Consideration (whether pursuant to Sections 4.1(a)(iii), 4.1(a)(iv), 4.1(a)(v), 4.1(a)(vi), 4.1(b), 4.1(c) or 4.1(d)) equal to Two Dollars and 70/100 ($2.70) (which shall be determined by valuing any Parent Common Stock received as Merger Consideration at the Closing Exchange Price, regardless of its market value when actually issued or delivered) (the “Series D-E Additional Preference”), and thereafter, the holders of the Non-ZOLL Common Shares shall receive all remaining portions of the Initial Merger Consideration (which shall be distributed among the holders of Non-ZOLL Common Shares pro rata based on the number of Non-ZOLL Common Shares held by each). Each Series D Share, Non-ZOLL Series E Share, Non-ZOLL Series E-2 Share and Non-ZOLL Common Share will be entitled to receive that portion of the Initial Cash Consideration and Initial Parent Stock Consideration attributable to its respective series of Preferred Shares or Non-ZOLL Common Shares, as applicable, in the aggregate, divided by the number of shares of its respective series of Preferred Shares or Non-ZOLL Common Shares outstanding at the Effective Time. The amount of Initial Merger Consideration to be received by each holder of Preferred Shares or Non-ZOLL Common Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating all of the Initial Cash Consideration and the Initial Stock Consideration as applicable, to be received by the holder of such Preferred Shares or Non-ZOLL Common Shares pursuant to this Section 4.1(a)(vi). Notwithstanding the foregoing, any holder of Non-ZOLL Common Shares who received under Section 4.1(a)(i) any amount of the Initial Merger Consideration pursuant to either of the Retention Programs (the amount so received by any such holder being hereinafter referred to as the “Retention Program Amount”) shall not be entitled to receive any portion of the Initial Merger Consideration pursuant to this Section 4.1(a)(vi) unless and to the extent set forth in the respective Award Agreement issued pursuant to the Retention Programs.”

2. Section 4.1(d) of the Merger Agreement is amended and restated in its entirety as follows:

“(d) Allocation of Contingent Merger Consideration. Each payment of Contingent Clinical Milestone Consideration and Contingent Revenue Milestone Consideration (the cash payment of which is refereed to as the “Cash Contingent Consideration Payment” and the Parent Common Stock payment of which is referred to as the “Stock Contingent Consideration Payment” and each together a “Contingent Consideration Payment”) shall be allocated among and payable to the Preferred Shares and Company Common Shares as follows:

(i) First, that portion of the Contingent Consideration Payment equal to the Stockholders’ Obligations then outstanding shall be paid to, or at the direction of, the Stockholders’ Representative solely to be used to satisfy in full said Stockholders’ Obligations. The payment of the amount of said Stockholders’ Obligations then outstanding (in the case of each Contingent Consideration Payment, a “Subsequent Stockholders’ Obligations Amount”) shall be made as follows: (x) a payment equal to the lesser of (A) the Subsequent Stockholders’ Obligations Amount and (B) the total

Cash Contingent Consideration Payment, and (y) that number of shares of Parent Common Stock equal to the Subsequent Stockholders’ Obligations Amount not paid in cash under Section 4.1(d)(i)(x), divided by the Closing Exchange Price.

(ii) Second, until each of the Series G Shares (whether held by Parent or another party) has received total Merger Consideration (which shall be determined by valuing any Parent Common Stock received as Merger Consideration at the Closing Exchange Price, regardless of its market value when actually issued or delivered) equal to the Series G Liquidation Preference, then the Series G Shares will, by virtue of the Merger, be entitled to receive in the aggregate (x) that portion of each Cash Contingent Consideration Payment equal to the lesser of (A) the difference between one-half of the aggregate Series G Liquidation Preference less the total amount of Initial Cash Consideration and Cash Contingent Consideration Payments theretofore received by the holders of Series G Shares or (B) the total Cash Contingent Consideration Payment in question less the portion thereof payable pursuant to Section 4.1(d)(i)(x), plus (y) that number of shares of the Stock Contingent Consideration Payment equal to the lesser of (A) the amount by which the Cash Contingent Consideration Payment payable under Section 4.1(d)(ii)(x) is less than the amount which is one-half of the Series G Liquidation Preference, plus the difference determined pursuant to Section 4.1(d)(ii)(x)(A), such sum divided by the Closing Exchange Price or (B) the total Stock Contingent Consideration Payment in question less that number of such shares payable pursuant to Section 4.1(d)(i)(y). Each Series G Share will be entitled to receive that portion of the Cash Contingent Consideration Payment and Stock Contingent Consideration Payment in question attributable to the Series G Shares in the aggregate, divided by the number of Series G Shares outstanding at the Effective Time. The amount of each Contingent Consideration Payment to be received by each holder of Series G Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating the portions of the Cash Consideration Payment and Stock Consideration Payment, as applicable, to be received by the holder of such Series G Shares pursuant to this Section 4.1(d)(ii).

(iii) Third, until each of the Non-ZOLL Series E-2 Shares has received total Merger Consideration (which shall be determined by valuing any Parent Common Stock received as Merger Consideration at the Closing Exchange Price, regardless of its market value when actually issued or delivered) equal to the Non-ZOLL Series E-2 Liquidation Preference, then the Non-ZOLL Series E-2 Shares will, by virtue of the Merger, be entitled to receive in the aggregate (x) that portion of each Cash Contingent Consideration Payment equal to the lesser of (A) the difference between one-half of the aggregate Non-ZOLL Series E-2 Section 2(a) Liquidation Preference less the total amount of Initial Cash Consideration and Cash Contingent Consideration Payments theretofore received by the holders of Non-ZOLL Series E-2 Shares or (B) the total Cash Contingent Consideration Payment in question less the portion thereof payable pursuant to Sections 4.1(d)(i)(x) and 4.1(d)(ii)(x), plus (y) that number of shares of the Stock Contingent Consideration Payment equal to the lesser of (A) the amount by which the Cash Contingent Consideration Payment payable under Section 4.1(d)(iii)(x) is less than the amount which is one-half the Non-ZOLL Series E-2 Section 2(a) Liquidation Preference, plus the difference determined pursuant to Section 4.1(d)(iii)(x)(A), such sum divided by the Closing Exchange Price or (B) the total Stock Contingent Consideration

Payment in question less that number of such shares payable pursuant to Sections 4.1(d)(i)(y) and 4.1(d)(ii)(y). Each Non-ZOLL Series E-2 Share will be entitled to receive that portion of the Cash Contingent Consideration Payment and Stock Contingent Consideration Payment in question attributable to the Non-ZOLL Series E-2 Shares in the aggregate, divided by the number of Non-ZOLL Series E-2 Shares outstanding at the Effective Time. The amount of each Contingent Consideration Payment to be received by each holder of Non-ZOLL Series E-2 Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating the portions of the Cash Consideration Payment and Stock Consideration Payment, as applicable, to be received by the holder of such Non-ZOLL Series E-2 Shares pursuant to this Section 4.1(d)(iii).

(iv) Fourth, until each of the Non-ZOLL Series E Shares has received total Merger Consideration (which shall be determined by valuing any Parent Common Stock received as Merger Consideration at the Closing Exchange Price, regardless of its market value when actually issued or delivered) equal to the Non-ZOLL Series E Liquidation Preference, then the Non-ZOLL Series E Shares will, by virtue of the Merger, be entitled to receive in the aggregate (x) that portion of each Cash Contingent Consideration Payment equal to the lesser of (A) the difference between one-half of the aggregate Non-ZOLL Series E Section 2(a) Liquidation Preference less the total amount of Initial Cash Consideration and Cash Contingent Consideration Payments theretofore received by the holders of Non-ZOLL Series E Shares or (B) the total Cash Contingent Consideration Payment in question less the portion thereof payable pursuant to Sections 4.1(d)(i)(x), 4.1(d)(ii)(x) and 4.1(d)(iii)(x), plus (y) that number of shares of the Stock Contingent Consideration Payment equal to the lesser of (A) the amount by which the Cash Contingent Consideration Payment payable under Section 4.1(d)(iv)(x) is less than the amount which is one-half the Non-ZOLL Series E Section 2(a) Liquidation Preference, plus the difference determined pursuant to Section 4.1(d)(iv)(x)(A), such sum divided by the Closing Exchange Price or (B) the total Stock Contingent Consideration Payment in question less that number of such shares payable pursuant to Sections 4.1(d)(i)(y), 4.1(d)(ii)(y) and 4.1(d)(iii)(y). Each Non-ZOLL Series E Share will be entitled to receive that portion of the Cash Contingent Consideration Payment and Stock Contingent Consideration Payment in question attributable to the Non-ZOLL Series E Shares in the aggregate, divided by the number of Non-ZOLL Series E Shares outstanding at the Effective Time. The amount of each Contingent Consideration Payment to be received by each holder of Non-ZOLL Series E Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating the portions of the Cash Consideration Payment and Stock Consideration Payment, as applicable, to be received by the holder of such Non-ZOLL Series E Shares pursuant to this Section 4.1(d)(iv).

(v) Fifth, until each of the Series A-D Shares has received total Merger Consideration (which shall be determined by valuing any Parent Common Stock received as Merger Consideration at the Closing Exchange Price, regardless of its market value when actually issued or delivered) equal to the applicable Series A-D Section 2(a) Liquidation Preference, then the Series A-D Shares will, by virtue of the Merger, be entitled to receive in the aggregate (x) that portion of each Cash Contingent Consideration Payment equal to the lesser of (A) the difference between one-half of the aggregate Series A-D Section 2(a) Liquidation Preference less the total amount of Initial Cash Consideration and Cash Contingent Consideration Payments theretofore received by the holders of the Series A-D Shares or (B) the total Cash Contingent Consideration Payment in question less the portion thereof payable pursuant to Sections 4.1(d)(i)(x), 4.1(d)(ii)(x), 4.1(d)(iii) and 4.1(d)(iv)(x), plus (y) that number of shares of the Stock Contingent Consideration Payment equal to the lesser of (A) the amount by which the Cash Contingent Consideration Payment payable under Section 4.1(d)(v)(x) is less than the amount which is one-half the Series A-D Section 2(a) Liquidation Preference, plus the difference determined pursuant to Section 4.1(d)(v)(x)(A), such sum divided by the Closing Exchange Price or (B) the total Stock Contingent Consideration Payment in question less that number of such shares payable pursuant to Sections 4.1(d)(i)(y), 4.1(d)(ii)(y), 4.1(d)(iii)(y) and 4.1(d)(iv)(y). The aggregate amount of the Cash Contingent Consideration Payment and the Stock Contingent Consideration Payment payable pursuant to this Section 4.1(d)(v) shall be distributed ratably among the holders of the Series A Shares, the Series B Shares, the Series C Shares and the Series D Shares in proportion to the aggregate preferential amounts owed such holders in accordance with Section 2(a) of the Company’s Charter. Each Series A-D Share will be entitled to receive that portion of the Cash Contingent Consideration Payment and Stock Contingent Consideration Payment in question attributable to its respective series of Preferred Shares in the aggregate, divided by the number of shares of its respective series of Preferred Shares outstanding at the Effective Time. The amount of each Contingent Consideration Payment to be received by each holder of Series A-D Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating the portions of the Cash Consideration Payment and Stock Consideration Payment, as applicable, to be received by the holder of such Series A-D Shares pursuant to this Section 4.1(d)(v).

(vi) Sixth, the Series D Shares, the Non-ZOLL Series E Shares, the Non-ZOLL Series E-2 Shares and the Non-ZOLL Common Shares issued and outstanding at the Effective Time shall, by virtue of the Merger, be entitled to receive in the aggregate all remaining portions of the Contingent Consideration Payment; provided, however, that the aggregate amount of the Cash Contingent Consideration Payment and the Stock Contingent Consideration Payment payable pursuant to this Section 4.1(d)(vi) shall be distributed among the holders of the Series D Shares, the Non-ZOLL Series E Shares, the Non-ZOLL Series E-2 Shares and the Non-ZOLL Common Shares pro rata based on the number of Non-ZOLL Common Shares held by each (assuming conversion of all such Series D Shares, Non-ZOLL Series E Shares and Non-ZOLL Series E-2 Shares into Non-ZOLL Common Shares in accordance with the Company’s Charter); provided, further, however, that the holders of the Series D Shares, Non-ZOLL Series E Shares or Non-ZOLL Series E-2 Shares shall cease receiving any payments pursuant to this Section 4.1(d)(vi) once each Series D Share, Non-ZOLL Series E Share and Non-ZOLL Series E-2 Share has received total Merger Consideration (which shall be determined by valuing any Parent Common Stock received as Merger Consideration at the Closing Exchange Price, regardless of its market value when actually issued or delivered) equal to the Series D-E Additional Preference, and thereafter, the holders of the Non-ZOLL Common Shares shall receive all remaining portions of the Contingent Consideration Payment (which shall be distributed among the holders of the Non-ZOLL Common Shares pro rata based on the number of Non-ZOLL Common Shares held by each). Each Series D Share, Non-ZOLL Series E Share, Non-Zoll Series E-2 Share and Non-ZOLL Common Share will be entitled to receive that portion of the Cash Contingent Consideration Payment and Stock Contingent Consideration Payment in question attributable to its respective series of Preferred Shares and Non-ZOLL Common Shares, as applicable, in the aggregate, divided by the number of shares of its respective series of Preferred Shares and Non-ZOLL Common Shares, as applicable, outstanding at the Effective Time. The amount of each Contingent Consideration Payment to be received by each holder of Preferred Shares or Non-ZOLL Common Shares shall be rounded up or down to the nearest cent or whole share, as the case may be, after aggregating the portions of the Cash Consideration Payment and Stock Consideration Payment, as applicable, to be received by the holder of such Preferred Shares or Non-ZOLL Common Shares pursuant to this Section 4.1(d)(vi). Notwithstanding the foregoing, any holder of Non-ZOLL Common Shares who received under Section 4.1(a)(i) or 4.1(d)(i) any Retention Program Amount shall not be entitled to receive any portion of the applicable Contingent Merger Consideration pursuant to this Section 4.1(d)(vi) unless and to the extent set forth in the respective Award Agreement issued pursuant to the Retention Programs.”

3. Section 4.1(e) of the Merger Agreement is amended and restated in its entirety as follows:

“Company Share Cancellation and Conversion. The Series G Shares, Series F Shares, Series E-2 Shares, Series E Shares, Series D Shares, Series C Shares, Series B Shares and Series A Shares, are hereinafter collectively referred to as the “Preferred Shares,” and together with the Company Common Shares are hereinafter collectively referred to as the “Company Shares.” Each Company Share that is directly owned by the Parent or the Company or any direct or indirect wholly-owned subsidiary of the Parent or the Company, if any, or held in the treasury of the Company shall by virtue of the Merger be automatically canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefore; provided, however, that any Series G Share that is owned by the Parent or any direct or indirect wholly-owned subsidiary of the Parent will be converted into the right to receive a portion of the Merger Consideration pursuant to this Section 4.1. Neither the Parent nor any direct or indirect wholly-owned subsidiary of the Parent owns any Company Shares other than (i) the Series F Shares and (ii) the Series E Shares, Series E-2 Shares and Series G Shares which may be purchased pursuant to the co-funding provisions of the Master Agreement.”

4. The parties acknowledge that Schedule 4.1(g) has not been updated to reflect the changes set forth in this Amendment.

5. The provisions of Section 14 of the Merger Agreement are incorporated herein. Except as expressly set forth herein, the Merger Agreement remains in full force and effect.

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[MERGER AGREEMENT AMENDMENT SIGNATURE PAGE]

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed as of the date set forth above by their duly authorized representatives. By their signatures below, each person signing this Amendment affirms or acknowledges, under penalty of perjury, that this Amendment is such person’s act and deed or such corporation’s act and deed, as the case may be, and that the facts stated herein are true.

ZOLL MEDICAL CORPORATION:

By:	/S/ JOHN P. BERGERON
	Name:	John P. Bergeron
	Title:	Vice President and Treasurer

REV ACQUISITION CORPORATION:

By:	/S/ RICHARD A. PACKER
	Name:	Richard A. Packer
	Title:	President

REVIVANT CORPORATION:

By:	/S/ KENNETH LUDLUM
	Name:	Kenneth E. Ludlum
	Title:	Chairman, President and Chief Executive Officer

[MERGER AGREEMENT AMENDMENT SIGNATURE PAGE]

STOCKHOLDERS’ REPRESENTATIVES:

By:	/s/ BRENT AHERNS
Brent Aherns

By:	/s/ TIM HOWE
Tim Howe

By:	/s/ WILF JAEGER
Wilf Jaeger

By:	/s/ KENNETH LUDLUM
Kenneth Ludlum